SHARE PURCHASE AGREEMENT

by and among

SUCCESSFACTORS, INC.,

THE PERSONS LISTED ON THE SIGNATURE PAGES HERETO
AS SELLING SHAREHOLDERS AND GUARANTORS,

and

MATHIEU ELLERBY, AS SHAREHOLDERS' AGENT

Dated as of February 4, 2010

ARTICLE 1 Share Purchase *

1.1 Share Purchase *

1.2 Total Share Purchase Consideration; Adjustments; Fractional Shares. *

1.3 Limitations on Transfer of Acquirer Common Stock *

1.4 Additional Contingent Consideration. *

1.5 Closing *

1.6 Closing Deliveries. *

1.7 Adjustments *

1.8 Certain Taxes. *

1.9 Withholding Rights. *

ARTICLE 2 Representations and Warranties of Selling Shareholders *

2.1 Organization, Standing, Power and Subsidiaries. *

2.2 Capital Structure. *

2.3 Authority; Noncontravention. *

2.4 Financial Statements. *

2.5 Absence of Certain Changes. Since the Company Balance Sheet Date: *

2.6 Litigation *

2.7 Restrictions on Business Activities *

2.8 Compliance with Laws; Governmental Permits. *

2.9 Title to, Condition and Sufficiency of Assets. *

2.10 Intellectual Property. *

2.11 Environmental Matters. *

2.12 Taxes. *

2.13 Employee Benefit Plans and Employee Matters. *

2.14 Superannuation. *

2.15 Interested Party Transactions. *

2.16 Insurance *

2.17 Books and Records. *

2.18 Material Contracts. *

2.19 Accounts Receivable and Payable. *

2.20 Transaction Fees *

2.21 Title to Shares. *

2.22 Authority. *

2.23 Access to Information. *

2.24 Privacy. *

2.25 Trade Practices *

2.26 Investment Experience. *

2.27 Accredited Investor Status *

2.28 Restricted Securities *

2.29 Legends. *

2.30 Compliance with Law by Shareholders *

2.31 Regulation S Representation. *

2.32 Representations Complete *

ARTICLE 3 Representations and Warranties of Acquirer *

3.1 Organization and Standing *

3.2 Authority; Noncontravention. *

3.3 Capitalization *

3.4 Issuance of Total Share Purchase Consideration. *

3.5 SEC Filings; Financial Statements. *

3.6 Absence of Certain Changes *

3.7 Capital Resources *

3.8 Litigation *

3.9 Interested Party Transaction *

ARTICLE 4 Conduct Prior to the Closing Date *

4.1 Conduct of Business of the Company and its Subsidiaries *

4.2 Restrictions on Conduct of Business of the Company and Subsidiaries *

ARTICLE 5 Additional Agreements *

5.1 No Solicitation. *

5.2 Confidentiality; Public Disclosure. *

5.3 Regulatory Approvals *

5.4 Reasonable Efforts *

5.5 Notices. *

5.6 Litigation. *

5.7 Access to Information *

5.8 Expenses *

5.9 Tax Matters. *

5.10 Audited Financial Statements *

5.11 Termination of Benefit Plans *

5.12 Rule 144 Compliance; Remedy for Failure to Comply. *

5.13 Acceleration *

5.14 Board Meeting *

5.15 Amendment to Lease Agreement 48

ARTICLE 6 Conditions to the Share Purchase *

6.1 Conditions to Obligations of Each Party to Effect the Share Purchase *

6.2 Additional Conditions to Obligations of the Selling Shareholders *

6.3 Additional Conditions to the Obligations of Acquirer *

ARTICLE 7 Restraint *

7.1 Defined Terms *

7.2 Prohibited Activities *

7.3 Duration of Prohibition *

7.4 Geographic Application of Prohibition *

7.5 Defined Terms. *

ARTICLE 8 Termination, Amendment and Waiver *

8.1 Termination *

8.2 Effect of Termination *

8.3 Amendment *

8.4 Extension; Waiver *

ARTICLE 9 Escrow Fund and Indemnification *

9.1 Escrow Funds. *

9.2 Indemnification; Tax Indemnification. *

9.3 Threshold; Other Limitations. *

9.4 Period for Claims Against Escrow Fund *

9.5 Claims. *

9.6 Resolution of Objections to Claims. *

9.7 Shareholders' Agent. *

9.8 Third-Party Claims *

ARTICLE 10 Guarantors *

10.1 Guarantee and Indemnity *

10.2 Extent of Guarantee and Indemnity *

10.3 Principal and Independent Obligation. This Article 10 is: *

10.4 Enforcement against Guarantors *

ARTICLE 11 GST *

11.1 Interpretation *

11.2 GST Gross Up *

11.3 Reimbursements *

11.4 Tax Invoice *

ARTICLE 12 General Provisions *

12.1 Survival of Representations and Warranties and Covenants. *

12.2 Notices *

12.3 Interpretation. *

12.4 Counterparts *

12.5 Entire Agreement; Nonassignability; Parties in Interest *

12.6 Assignment *

12.7 Severability *

12.8 Remedies Cumulative. *

12.9 Governing Law. *

12.10 Rules of Construction *

12.11 Relationship *

12.12 Waiver *

12.13 No Merger *

12.14 Approvals And Consents *

EXHIBIT A *

Exhibits

Exhibit A - Definitions

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 4, 2010 (the "Agreement Date"), by and among SuccessFactors, Inc., a Delaware corporation ("Acquirer"), each of the Persons listed on the signature pages hereto as shareholders (the "Selling Shareholders") of Infohrm Pty Ltd., an Australia company registered in Queensland (the "Company"), and as guarantors (the "Guarantors"), and Mathieu Ellerby, as the Shareholders' Agent (as defined in Section 9.7).

RECITALS

    The Selling Shareholders are the registered owners of all of the issued ordinary shares (the "Company Shares") of the Company.
    The Selling Shareholders desire to sell all of the Company Shares to Acquirer, and Acquirer desires to acquire from the Selling Shareholders all of the Company Shares, on the terms and subject to the conditions set forth in this Agreement (the "Share Purchase").
    In connection with the Share Purchase, all of the Selling Shareholders shall receive a combination of cash and that number of shares of Acquirer common stock determined in the manner set forth herein for their Company Shares.
    Each Guarantor is either a trustee or a shareholder of the trustee of the entities which are shareholders of the Company and the Guarantors will be jointly and severally liable for the due and punctual performance and observance by the Selling Shareholders of certain of the obligations contained in this Agreement that must be performed and observed by the Selling Shareholders as set forth in this Agreement.
    Each of Acquirer, the Company and the Selling Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase as set forth herein.

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  Share Purchase

    Share Purchase. At the Closing (as defined below), and subject to the terms and conditions of this Agreement, each Selling Shareholder shall transfer and deliver to Acquirer, and Acquirer shall receive and accept from such Selling Shareholder, all of the Company Shares held by such Selling Shareholder as set forth on the signature page hereof which represent all of the Company Shares, free and clear of all Encumbrances, or other defects of title, and with the benefit of all rights of whatsoever nature attaching or accruing to the Company Shares on or after the Closing Date (as defined below).
    Total Share Purchase Consideration; Adjustments; Fractional Shares.
      Total Share Purchase Consideration. At the Closing, subject to Sections 1.2(b) and 1.2(c), Acquirer shall deliver to each Selling Shareholder the sum of (i) such Selling Shareholder's Pro Rata Share of the Total Stock Consideration, and (ii) such Selling Shareholder's Pro Rata Share of the Total Cash Consideration. The aggregate amount of each Selling Shareholder's Pro Rata Share of the Total Stock Consideration will be reduced by such Selling Shareholder's Pro Rata Share of the Escrow Shares in accordance with the terms and provisions set forth herein. In no event will the maximum aggregate consideration to be received at Closing by the Selling Shareholders for the Share Purchase pursuant to this section, exceed the Total Share Purchase Consideration.
      Fractional Shares. No fractional shares of Acquirer Common Stock will be issued in connection with the Share Purchase. In lieu thereof, Acquirer will pay to each applicable Selling Shareholder who would otherwise be entitled to receive a fractional share of Acquirer Common Stock in exchange for Company Shares owned or held by such Selling Shareholder, cash in the amount equal to such applicable fraction of Acquirer Common Stock otherwise issuable to such Selling Shareholder, multiplied by the Average Price Per Share.
      Certain Instructions. Schedule 1.2(c) sets forth the wire transfer instructions of the Selling Shareholder with respect to the payment of the Total Cash Consideration at the Closing. Acquirer consents and agrees to effect payment of the respective Pro Rata Share of the Total Cash Consideration for each Selling Shareholder in accordance with Schedule 1.2(c). Each Selling Shareholder consents that the instructions set forth on Schedule 1.2(c) are provided by each respective Selling Shareholder, are irrevocable through the Closing and that any persons whomsoever receiving payment pursuant to the instructions set forth on Schedule 1.2(c) shall be deemed to have received such payment from each respective Selling Shareholder and that Acquirer's effecting such payments are solely made as a convenience to the Selling Shareholders.
    Limitations on Transfer of Acquirer Common Stock. The shares of Acquirer Common Stock acquired by such Selling Shareholders on the Closing Date as his or her Pro Rata Share of the Total Stock Consideration at Closing may be sold, transferred, assigned, pledged or otherwise hypothecated ("Transferred") only as follows: (i) fifty percent (50%) of the aggregate number of such shares of Acquirer Common Stock commencing on the Anniversary (the "First Limitation Period"); (ii) up to an additional twenty-five percent (25%) of the aggregate number of Acquirer Shares commencing on the eighteen (18) month anniversary of the Closing Date (the "Second Limitation Period"); and (iii) up to the remaining twenty-five percent (25%) of the aggregate number of Acquirer Shares commencing on the two (2) year anniversary of the Closing Date (the "Third Limitation Period" and, together with the First Limitation Period and the Second Limitation Period, hereinafter referred to collectively as the "Limitation Periods" and individually as a "Limitation Period"); provided that upon the termination of such applicable Senior Executive's employment with Acquirer on any date prior to the two (2) year anniversary of the Closing Date, the shares of Acquirer Common Stock not otherwise eligible to be Transferred by such Selling Shareholder of which such Senior Executive is associated by expiration of the foregoing Limitation Periods, may not be Transferred until the expiration of the applicable Limitation Period for such shares plus one (1) additional year thereafter (the "Additional Limitation Period"); provided further, however, that such Additional Limitation Period shall not apply to such Selling Shareholder if such applicable Senior Executive's employment with Acquirer is terminated prior to the two (2) year anniversary of the Closing Date on account of the death or disability of such applicable Senior Executive, such Senior Executive being terminated by Acquirer without Cause, or upon the mutual agreement of Acquirer and the affected Selling Shareholder.
    Additional Contingent Consideration.
      Additional Cash Consideration. Acquirer shall pay to each of the Selling Shareholders one-half of the Selling Shareholders' Pro Rata Share of the Additional Cash Consideration not later than sixty (60) days after the two (2) year anniversary of the Closing Date with respect to each Senior Executive associated with such Selling Shareholder for such Senior Executives employed by or otherwise providing services to, Acquirer on the two (2) year anniversary of the Closing Date, or if any such Senior Executives are not so employedand Acquirer terminated such Senior Executive's employment without Cause or by mutual agreement with the affected Senior Executive or on account of such Senior Executive's death or disability, Acquirer shall make such payment not later than sixty (60) days after the two (2) year anniversary of the Closing Date, or unless otherwise mutually agreed between Acquirer and the affected Senior Executive.
      Contingent Cash Consideration. If the Company shall have achieved the performance metrics set forth in, and within the time periods specified in, Schedule B to this Agreement, Acquirer shall pay to each of the Selling Shareholders and the other members of the Company's executive committee immediately prior to the Closing Date other than the Senior Executives ("Executive Committee Members") the aggregate contingent cash consideration described in Schedule B (the "Contingent Cash Consideration") and listed for such Selling Shareholder or Executive Committee Member in Schedule B within sixty (60) days after the completion of the applicable twelve (12) month period.

    (c) Executive Committee Members. Acquirer shall include in any Offer Letter provided to an Executive Committee Member the amount of Contingent Cash Consideration to which such Executive Committee Member may potentially be entitled pursuant to the terms of this Agreement.

    Closing. Unless this Agreement is earlier terminated in accordance with Section 8.1, the closing of the transactions contemplated hereby (the "Closing") shall take place (i) as promptly as practicable (and in any event within three (3) Business Days) after the satisfaction or waiver of each of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other time and date as the Acquirer and the Company may agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California 94041 or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the "Closing Date."
    Closing Deliveries.
      Acquirer Deliveries. Acquirer shall deliver to the Shareholders' Agent, at or prior to the Closing:
        a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied;
        such certificates of shares of Acquirer Common evidencing the Total Stock Consideration to be issued to each of the Selling Shareholders in accordance with each Selling Shareholder's Pro Rata Share at Closing; and
        the Total Cash Consideration to the Selling Shareholders in accordance with each Selling Shareholder's Pro Rata Share in accordance with the instructions set forth in on Schedule 1.2(c).
      Selling Shareholder Deliveries. The Selling Shareholders shall deliver or cause to be delivered to Acquirer, at or prior to the Closing:
        Transfers, in a registrable form, in respect of the Company Shares held by the Selling Shareholders duly executed and completed in favor of Acquirer (or as it may direct);
        ASIC Form 484s for lodgement with ASIC to notify of and effect the transfer of Company Shares from the Selling Shareholders to the Acquirer and resignation and appointments of directors and officers of the Company;
        draft Board minutes for the Company in advance of the Board meeting referred to in Section 6.2(a) to accept the resignations of the current directors and appointment of the new directors to the Board;
        the share certificates representing the Company Shares held by the Selling Shareholders (or an express indemnity in a form satisfactory to Acquirer in the case of any found to be missing);
        the duly executed powers of attorney or other authorities (if any) under which any of the transfers have been executed;
        a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer and the Shareholders' Agent, to the effect that each of the conditions set forth in clause (a) of Section 6.3 has been satisfied;
        a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company's (A) Constitution, and (B) board and shareholder resolutions approving the Share Purchase;
        an employee offer letter (an "Offer Letter") as provided by Acquirer, together with a Proprietary Information and Inventions Agreement, executed by each of the Senior Executives and each Executive Committee Member;
        signed resignations in form and substance satisfactory to Acquirer for each existing director and officer of the Company which are conditional upon Closing being effected in accordance with this Agreement;
        evidence reasonably satisfactory to Acquirer of the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required or deemed material by Acquirer in connection with the Share Purchase or any other transaction contemplated by this Agreement under the contracts listed or described in Schedule 1.6(b)(x) hereto;
        the Spreadsheet;
        the Closing Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquirer to verify and determine the amount of Transaction Expenses unpaid as of Closing and the amount of Company Net Working Capital;
        the Audited Financial Statements;
        executed waiver, release and settlement agreement from each of the Executive Committee Members in respect of any bonus arrangements established by the Company or the Selling Shareholders for their benefit and of any agreements by the Company providing for the issuance of equity in favor of such Executive Committee Members, whether in connection with the Share Purchase or otherwise, under and pursuant such Executive Committee Members waive all of their rights with respect thereto in exchange and in consideration for their Pro Rata Share of the Contingent Cash Consideration reflected in Schedule B to this Agreement and any portion of the Additional Cash Consideration as the Selling Shareholders and such Executive Committee Members shall agree, all in form and substance satisfactory to Acquirer;
        evidence and documentation in form and substance reasonably satisfactory to Acquirer that full right, title and interest in and to the domain name(s) set forth in Schedule 1.6(b)(xv)-1 have been transferred and assigned to the Company and that such other domain name(s) set forth in Schedule 1.6(b)(xv)-2 have been renewed in compliance in all material respects with applicable Legal Requirements, in each case at the cost of the Company;
        unless otherwise requested by Acquirer in writing no less than two (2) Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Board, certified by the Secretary of the Company or the applicable Subsidiary of the Company, as the case may be, authorizing the termination of all of the Company Employee Plans that are "employee benefit plans" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including the TIG, Inc.'s 401(k) Plan (the "401(k) Plan"), and (B) an amendment to the 401(k) Plan, executed by the Company or the applicable Subsidiary, that is sufficient to assure compliance with all applicable requirements of Internal Revenue Code of 1986, as amended and regulations thereunder (the "Code") so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Closing Date and contingent upon the Closing; and
        all other things mutually agreed upon to transfer the Company Shares and to complete any other transaction contemplated by this Agreement.
    Adjustments. In the event of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into shares), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares or Acquirer Common Stock occurring after the date hereof and prior to the Closing Date, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such share split, reverse share split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change;
    Certain Taxes. All transfer, documentary, sales, use, registration and other such Taxes and fees (including any penalties and interest) incurred by the Company or the Selling Shareholders in connection with this Agreement shall be paid by the respective Selling Shareholder when due, and each Selling Shareholder shall, at its own expense, file all necessary Tax Returns of the respective Selling Shareholder and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
    Withholding Rights. Acquirer or the Company as applicable shall be entitled to deduct and withhold from cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement to any Executive Committee Member, such amounts in cash as Acquirer or the Company is required to deduct and withhold with respect to any such deliveries and payments under any provision of state, local, national, provincial or foreign Tax law in the event that any such Executive Committee Member fails to provide certification or documentation that such Person is exempt from such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made. In no event shall any such withholding be made with respect to any Total Stock Consideration, Total Cash Consideration or Contingent Cash Consideration paid or payable to any Selling Shareholder, provided that Acquirer shall be permitted to withhold any amounts required to be withheld under applicable Legal Requirements and the certain Double Taxation Taxes on Income Convention between the United States of America and Australia effective December 1, 1983 as amended by the certain Protocol Amending the Convention between the Government of the United States of America and the Government of Australia or the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income dated September 27, 2001 as a result of a portion of the contingent payments being deemed to be imputed interest.

  Representations and Warranties of Selling Shareholders

  Subject to the disclosures set forth in the disclosure letter of the Selling Shareholders delivered to Acquirer concurrently with the parties' execution of this Agreement (the "Disclosure Letter") (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), and each of which disclosures in the Disclosure Letter shall also be deemed to be representations and warranties made by the Selling Shareholders to Acquirer under this Article 2 and shall be read together therewith), each of the Selling Shareholders individually and respectively represents and warrants to Acquirer with respect to such Selling Shareholder, as of the date hereof and as of the Closing Date, as follows:

    Organization, Standing, Power and Subsidiaries.
      Each of the Company and each Subsidiary is, respectively, duly organized, validly existing and in good standing under the laws of Australia and the jurisdiction of such Subsidiary's organization. Each of the Company and each Subsidiary has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in liability that is material to the Company. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Constitution or articles of association, certificate or articles of incorporation, bylaws or other equivalent or organizational or governing documents.
      Schedule 2.1(b) of the Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries. The Company owns, of record and beneficially, 100% of the issued and outstanding shares of capital stock and other securities of each of its Subsidiaries, free and clear of all Encumbrances (other than those imposed by the Company or under applicable securities law), and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal. Other than the Subsidiaries listed in Schedule 2.1(b) of the Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. None of the Company or any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Person, other than as between and among the Company and its Subsidiaries which do not in any event, include the issuance of securities. There are no outstanding subscriptions, options, warrants, "put" or "call" rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.
      Schedule 2.1(c) of the Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of the Company and each of its Subsidiaries; (ii) the names of the members of each committee of the Board of the Company and each of its Subsidiaries; and (iii) the names and titles of the officers of the Company and each of its Subsidiaries appointed by each respective Board.
      No:
        meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Company or any of its Subsidiaries;
        receiver, receiver and manager, provisional liquidator, liquidator or other officer of a court of competent jurisdiction has been appointed in relation to all or any material asset of the Company or any of its Subsidiaries; or
        mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which the Company or any of its Subsidiaries is the mortgagor or chargor.
      Each of the Company and each Subsidiary:
        does not act or carry on business in partnership with any other Person;
        is not a member of any corporate or unincorporated body, undertaking or association (other than a trade association); or
        does not hold or is not liable on any share or security (other than a share or security in a trade association) which is not fully paid up or which carries any liability.
      Other than trademarks or business names registered in a name other than its registered company name, neither the Company nor any of its Subsidiaries trades under a name other than its registered Company or such Subsidiary name (being the name in which the Company or such Subsidiary was incorporated).
      The Company:
        is not insolvent within the meaning of section 95A of the Corporations Act;
        has not stopped or ceased being capable of paying its debts as and when they fall due; or
        is not subject to voluntary administration under Part 5.3A of the Corporations Act.
    Capital Structure.
      The issued capital of the Company consists of 900,000 fully-paid ordinary shares only. As of the Agreement Date, there are no other securities on issue and there are no outstanding commitments or Contracts to issue any shares or other securities of the Company. Schedule 2.2(a)-1 of the Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person who or which is the registered shareholder of the Company Shares and the number of such shares so owned by such Person. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such person in the issued capital of the Company. All Company Shares are duly authorized, validly issued, fully paid and are free of any Encumbrances, preemptive rights, rights of first refusal or "put" or "call" rights. There is no liability for dividends accrued and unpaid by the Company. All Company Shares were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts.
      Except as required by the obligations of such Selling Shareholder pursuant to the transaction described in Schedule 2.2(b) which obligations and any and all Liabilities with respect to the share ownership being acquired by the Selling Shareholders shall in any event be satisfied and discharged upon the Closing, and the effect of applicable securities laws, such Selling Shareholder has complete and unrestricted power and right to sell, assign and transfer the Company Shares set out against its name on the signature pages hereto to Acquirer.
      No bonds, debentures, notes or other indebtedness of the Company (i) granting its holder the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting shares of the Company, is issued as of the Agreement Date (collectively, "Company Voting Debt").
      There are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares or other rights to purchase Company Shares or other securities of the Company, or any Company Voting Debt.
      Other than restrictions imposed by applicable securities laws or created by the Company, there are no restrictions on the transfer of any Company Shares.
    Authority; Noncontravention.
      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.
      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any of its Subsidiaries or any of the Company Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Constitution or other equivalent organizational or governing documents of the Company and any of its Subsidiaries, as the case may be and in each case as amended to date, where such violation, default, termination, cancellation or acceleration would not reasonably be expected to result in liability that is material to the Company; and (B) any (1) Material Contract, or (2) Legal Requirements applicable to the Company, any of its Subsidiaries or any of their respective material properties or assets, where such violation, default, termination, cancellation or acceleration would reasonably be expected to result in liability that is material to the Company.
      No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for notices to ASIC referenced in this Agreement, filings required of Acquirer following the Closing to record and register Acquirer's ownership of the Company Shares and such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company's ability to consummate the Share Purchase or to perform its obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.
    Financial Statements.
      The Company has delivered to Acquirer its unaudited financial statements for the calendar year ending December 31, 2009 (including, in each case, balance sheets, statements of operations and statements of cash flows prepared in accordance with the historical accounting practices of the Company) (collectively, the "Financial Statements"), which are included as Schedule 2.4(a) of the Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) have been prepared in accordance with the historical accounting practices of the Company applied on a consistent basis throughout the periods indicated and consistent with each other, and (iii) are true, complete and correct in all material respects.
      Neither the Company nor any Subsidiary has any Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of December 31, 2009 (the "Company Balance Sheet"), (ii) those incurred in the conduct of the Company's business since December 31, 2009 (the "Company Balance Sheet Date") in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of law, (iii) those incurred by the Company in connection with the execution of this Agreement, and (iv) those arising from Contract by and between the Company and its several customers for Company Products to be delivered or provided from time to time or at any time following the Closing. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet are adequate.
      Neither the Company nor any of its Subsidiaries nor to the Company's knowledge any current or former employee, consultant or director of the Company or such Subsidiary, has identified or been made aware of any fraud, whether or not material, that involves Company's management or other current or former employees, consultants or directors of Company or such Subsidiary, or any material claim or allegation regarding the inadequacy, insufficiency, validity or correctness of any internal accounting controls or financial accounting matters generally.
      Neither the Company nor any of its Subsidiaries nor to the Company's knowledge any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company's financial statements. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Directors (or similar body) of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents.
      There are no significant deficiencies or material weaknesses in the design or operation of the Company's internal controls which, individually or in the aggregate, could materially impact the Company's ability to record, process, summarize and report financial data. There has been no change in the Company accounting policies over the past three years.
      Schedule 2.4(f) Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
      Schedule 2.4(g) of the Disclosure Letter accurately lists all Company Debt including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.
      The Company has not provided any letter of comfort or made any representation or given any undertaking to any person in respect of the obligations or solvency of any other person or in support of or as an inducement to or otherwise in connection with the provision of financial accommodation, whether or not considered by the Company to be legally binding.
      Each of the Company and each of its Subsidiaries is not now insolvent nor will the Company nor any such Subsidiary be rendered insolvent by the Share Purchase or the consummation of the transactions contemplated hereby. As used in this Section 2.4(i), "insolvent" means that the sum of the present fair saleable value (or similar construct under applicable Legal Requirements in Australia or elsewhere) of the assets of an entity do not and will not exceed its debts and other probable Liabilities.
    Absence of Certain Changes. Since the Company Balance Sheet Date:
      there has not occurred a Material Adverse Effect on the Company, neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to, or otherwise effected, any acquisition, sale, license, disposition or transfer of any material asset of the Company or any Subsidiary (other than Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix)) to its customers in the ordinary course of its business consistent with its past practice), there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary's assets, there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its securities, neither the Company nor any Subsidiary has amended, renewed or terminated any Material Contract, and there has not occurred any material default or material breach by the Company under any Material Contract to which the Company or any Subsidiary is a party or by which it is, or any of its assets and properties are, bound, there has not occurred any amendment or change to the Constitution or other equivalent organizational or governing documents of the Company or any Subsidiary, there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any adoption or modification of any Company Employee Plans (as defined in Section 2.13(a)), or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice), and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons, the Company has not paid or agreed to pay any retiring allowance, superannuation or benefit to any of its officers or employees except where the law requires it or in accordance with the superannuation or retirement scheme in force at the Company Balance Sheet Date, there has not occurred the execution of any Contracts or the extension of the term of any existing Contract with any Person in the employ or service of the Company or any Subsidiary, neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other Person, neither the Company nor any Subsidiary has paid or discharged any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary has cancelled or waived any material Liabilities owed to it, neither the Company nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $20,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, the Company has not made any material change in the pricing of its products or services or in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any of its Subsidiaries, neither the Company nor any Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property (as defined in Section 2.10(a)(v)) other than pursuant to Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix)), or has acquired or licensed from any Person any Intellectual Property (as defined in Section 2.10(a)(iii)) other than pursuant to Standard Inbound IP Agreements (as defined in Section 2.10(a)(viii)) or sold, disposed of, transferred or provided a copy of any Company Source Code (as defined in Section 2.10(a)(xi)) to any Person, and there has not occurred any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (p) (other than negotiations and agreements with Acquirer and its representatives regarding the transactions contemplated by this Agreement).
    Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity (a "Legal Proceeding"), or, to the knowledge of the Selling Shareholders, threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), nor, to the knowledge of the Selling Shareholders, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation which if proven at trial could reasonably be expected to be material to the Company or any Subsidiary or their respective business, assets and properties. There is no judgment, decree, injunction or order against the Company or any Subsidiary or any of their respective assets or properties, or, to the knowledge of the Selling Shareholders, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). Neither the Company nor any Subsidiary has any Legal Proceeding pending against any other Person.
    Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the Share Purchase, the effect of prohibiting, restricting or impairing in any material respect any current business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct or operation of the Business or limiting the freedom of the Company or any Subsidiary to engage in any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person.
    Compliance with Laws; Governmental Permits.
      Each of the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business. Neither the Company nor any of its Subsidiaries nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
      Each of the Company and each Subsidiary has obtained each material federal, national, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties where the failure to obtain such Company Authorizations could reasonably be expected to result in a material Liability to the Company or any Subsidiary or their respective business, assets and properties or materially affect the Company's ability to operate the Business as currently conducted or (ii) that is required for the operation of the Business or the holding of any such interest where the failure to obtain such Company Authorizations could reasonably be expected to result in a material Liability to the Company or any Subsidiary or their respective business, assets and properties or materially affect the Company's ability to operate the Business as currently conducted (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the "Company Authorizations"), and such Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.
    Title to, Condition and Sufficiency of Assets.
      Each of the Company and each Subsidiary has good and valid title to all of its respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet. Schedule 2.9(a) of the Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries currently owns any real property.
      The assets owned, leased, or licensed by the Company and each of its Subsidiaries (i) constitute all of the assets that are necessary to conduct, operate, and continue the Business consistent with past practice, and (ii) constitute all of the assets that are used in the Business, without (A) the need for Acquirer to separately acquire or license any other asset, property or Intellectual Property, or (B) the breach or violation of any Contract which could reasonably be expected to result in a material Liability to the Company or any Subsidiary or their respective business, assets and properties.
    Intellectual Property.
      As used in this Agreement, the following terms shall have the meanings indicated below:
        "Intellectual Property Rights" means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor, and all other rights in inventions and discoveries ; common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how; industrial designs and any registrations and applications therefor; trade names, logos, trade dress, trademarks and service marks, registrations and applications therefor, and any and all goodwill associated with the foregoing; Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses; copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; and moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.
        "Proprietary Information and Technology" means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or of any Intellectual Property Rights in any form and embodied in any media.
        "Intellectual Property" means (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.
        "Company-Owned Intellectual Property" means any and all Intellectual Property that is owned by or exclusively licensed to the Company or any Subsidiary.
        "Company Intellectual Property" means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to the Company or any Subsidiary.
        "Company Intellectual Property Agreements" means any Contract to which the Company or any Subsidiary is a party or is otherwise bound and (A) pursuant to which the Company or any Subsidiary has granted to a third party any rights with respect to any Company Intellectual Property or licensed from a third party any Third Party Intellectual Property, or (B) that otherwise governs any Company Intellectual Property.
        "Company Registered Intellectual Property" means all U.S., international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.
        "Standard Inbound IP Agreements" means (i) non-disclosure agreements entered into by the Company or a Subsidiary in the ordinary course of its business, consistent with past practice (each a "Standard NDA"), granting to the Company a limited right to use a third party's confidential information, (ii) "shrink wrap" and similar generally available commercial end-user licenses to software that is not redistributed with or used in the provision of the Company Products that have an individual acquisition cost of $5,000 or less, and (iii) Data Licenses provided in Contracts between the Company and its several customers.
        "Standard Outbound IP Agreements" means (i) Standard NDAs, granting to a third party a limited right to use the Company's or any Subsidiary's confidential information, and (ii) subscription service agreements and membership agreements, including all applicable schedules and exhibits thereto providing for (A) non-exclusive licenses for access to and use of object code versions of and to certain Company Intellectual Property and Company Products, and (B) the non-exclusive license of certain data of third parties to the Company or any Subsidiary (the "Data License") entered into by the Company or any Subsidiary in the ordinary course of business consistent with past practice on its standard unmodified forms of such agreements (copies of which have been provided to Acquirer's counsel).
        "Third Party Intellectual Property" means any and all Intellectual Property that is owned by a third party.
        "Company Products" means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.
        "Company Source Code" means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned Intellectual Property or Company Products.
      The Company and its Subsidiaries own or have the valid right or license to use and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of, all Intellectual Property used in, necessary to or that would be infringed by the conduct of the Business. The Company Intellectual Property is sufficient for the conduct of the Business consistent with past practices.
      Neither the Company nor any Subsidiary has transferred ownership of, or agreed to transfer ownership of, any Intellectual Property that is or was Company-Owned Intellectual Property, to any third party. Neither the Company nor any Subsidiary has permitted the Company's or a Subsidiary's rights in any Intellectual Property that is or was Company-Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property Rights for which the Company has submitted an application or obtained a registration, to lapse.
      The Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). After the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable and licensable by Acquirer without restriction and without payment of any kind to any third party. The right, license and interest of the Company or a Subsidiary in and to all Third Party Intellectual Property are free and clear of all Encumbrances (other than restrictions contained in the applicable written license agreements with such Third Parties and Permitted Encumbrances).
      Schedule 2.10(e)(i) of the Disclosure Letter lists all Company Products (including services). Schedule 2.10(e)(ii) of the Disclosure Letter lists all Third Party Intellectual Property that is incorporated into, integrated into, or bundled with any of the Company Products (including any Third Party Intellectual Property used to provide any Company Products that are services) other than Data Licenses for Third Party Intellectual Property incorporated into Company Products by the Company and transformed as a derivative work in accordance with such Data Licenses into Company-Owned Intellectual Property and identifies (i) the applicable Contract under which such Third Party Intellectual Property is licensed to the Company or a Subsidiary and (ii) the Company Product(s) into or with which such Third Party Intellectual Property is incorporated, integrated, or bundled. Schedule 2.10(e)(iii) of the Disclosure Letter lists all third party software development tools used by the Company in the Business, other than software licensed to the Company under Standard Inbound IP Agreements and identifies (i) the applicable Contract under which such third party software development tool is licensed to the Company and (ii) the Company Product(s) for which the third party software development tools are used.
      Schedule 2.10(f) of the Disclosure Letter lists (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (ii) all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property; and (iii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property (other than ordinary course pre-issuance proceedings and actions before other similar Governmental Entities that are responsible for the issuance and registration of such Company Registered Intellectual Property).
      Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company's and its Subsidiaries' ownership interests therein.
      With respect to the Company Intellectual Property Agreements:
        Neither the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company's obligations under this Agreement, in breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreement, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing.
        Following the Closing, the Company (as wholly owned by Acquirer) will be permitted to exercise all of the Company's and its Subsidiaries' rights under the Company Intellectual Property Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary would otherwise be required to pay.
        None of the Company Intellectual Property Agreement grants to any third party exclusive rights to or under any Company Intellectual Property.
        None of the Company Intellectual Property Agreements grants to any third party the right to sublicense any Company Intellectual Property other than to Affiliates of certain third parties pursuant to a valid and existing Contracts between such third parties and the Company.
        There are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.
        No Company Intellectual Property Agreement requires the Company or a Subsidiary to include any Third Party Intellectual Property in any Company Product or obtain any third party's approval of any Company Product at any stage of development, licensing, distribution or sale of such Company Product.
        Each of the Company or each Subsidiary, as the case may be, has obtained valid, written, (other than for cause or insolvency) licenses (sufficient for the conduct of the Business) to all Third Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Subsidiary with any of the Company Products (including any Third Party Intellectual Property used to provide any Company Products that are services).
      Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Acquirer granting to any third party any right to or with respect to any Intellectual Property owned by or licensed to Acquirer prior to the Closing, (ii) Acquirer being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or (iii) Acquirer or the Company being obligated to pay any royalties or other material amounts to any third party (specifically excluding transfers among Affiliates of the Company and Acquirer) in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
      There are no royalties, honoraria, fees or other payments payable by the Company or any Subsidiary to any Person (other than compensation payable to employees, consultants and independent contractors not contingent on or related to use of their work product or as among the Affiliates of the Company) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company or any Subsidiary (other than individual acquisition cost of $5,000 or less under Standard Inbound IP Agreements).
      To the knowledge of the Selling Shareholders, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.
      Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Selling Shareholders, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right. The Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party.
      The Company and its Subsidiaries are not infringing, misappropriating or violating and have not infringed, misappropriated or violated the Intellectual Property Rights of any third party. In addition, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company's or any Subsidiary's use of any service, product, device or process used in the Business has not infringed, misappropriated, or violated, does not and will not infringe, misappropriate, or violate the Intellectual Property Rights of any third party, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Business is infringing, misappropriating, or violating, or has infringed, misappropriated, or violated, any Intellectual Property Right of a third party.
      No Company-Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, or stipulation that restricts in any manner the use, transfer, or licensing thereof by the Company or any Subsidiary, or which may affect the validity, use or enforceability of any such Company-Owned Intellectual Property.
      Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.
      Each of the Company and each Subsidiary has secured from all consultants, employees and independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, an "Author") unencumbered and unrestricted exclusive ownership of all of each such Author's Intellectual Property Rights in such contribution. No such Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Author or the Company or any Subsidiary.
      To the knowledge of the Selling Shareholders, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
      The Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company or provided by any third party to the Company ("Confidential Information"), it being agreed that the use of non-disclosure provisions in employment agreements and associated non-disclosure policies of the Company and its Subsidiaries in effect as of the Agreement Date are "commercially reasonable steps." All current and employees and contractors of the Company and its Subsidiaries and any third party having access to Confidential Information shall, not later than the Closing, have executed and delivered to the Company a written, legally binding agreement regarding the protection of such Confidential Information or shall have received access to such Confidential Information only after executing and delivering a Contract including provisions regarding the protection of Confidential Information made available to such Persons. The Company has not experienced any breach of security or otherwise unauthorized access by third parties to Confidential Information, including personally identifiable information in the Company's possession, custody or control. The Company has not breached any confidentiality obligations that the Company has with its customers, with respect to Confidential Information received by the Company from its customer.
      Schedule 2.10(s) of the Disclosure Letter lists all software or other material that is distributed as "free software", "open source software" or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative www.opensource.org ("Open Source Materials") and that is used by the Company or any Subsidiary, and identifies for each item of Open Source Materials (i) the applicable open source license; (ii) whether the item is incorporated into or distributed with any Company Products, and if so, the applicable Company Products; and (iii) and whether or not the item was modified by the Company or any Subsidiary. Each of the Company and its Subsidiaries is in compliance with the terms and conditions of all licenses for the Open Source Materials.
      Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i) or (ii), creates, or purports to create obligations for the Company or any Subsidiary with respect to any Company-Owned Intellectual Property which grants, or purports to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
      All Company Products (including services) sold, licensed, leased or delivered by the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, and express and implied warranties (to the extent not subject to legally effective express exclusions thereof). Neither the Company nor any Subsidiary has any material Liability (and, to the knowledge of the Selling Shareholders, there is no legitimate basis for any present or future Legal Proceeding against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith.
      Neither the Company nor any Subsidiary nor any Person then acting on their behalf has disclosed, delivered or licensed to any third party, agreed or obligated itself to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any escrow agent or other third party of, any Company Source Code.
      No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any third party of any Company Source Code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code.
      Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any third party any license or right to any Company-Owned Intellectual Property by virtue of Company's or any other Person's membership in, promotion of, or contributions to any industry standards body or any similar organization.
      Each of the Company and each Subsidiary has complied with its internal privacy policies and all applicable Legal Requirements relating to (a) the privacy of users of its products and services and all Internet websites owned, maintained or operated by Company or any Subsidiary (the "Company Websites") and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by or provided to the Company or any Subsidiary or by third parties having authorized access to the records, databases and Company Websites of the Company or any Subsidiary. Each of the Company Websites and all materials distributed or marketed by the Company or any Subsidiary have at all times made all disclosures to users or customers required by applicable Legal Requirements in effect as of the applicable dates and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Legal Requirement. The Company's and its Subsidiaries' privacy practices conform, and at all times have conformed, in all material respects to its respective privacy policies. No claims have been asserted or, to the knowledge of the Selling Shareholders, are threatened against the Company or any Subsidiary by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under the privacy policies of the Company or any Subsidiary, as the case may be. With respect to all personal and user information described in this Section, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Selling Shareholders, there has been no unauthorized access to or other misuse of that information. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company's and the Subsidiaries' privacy policies. Neither the Company nor any Subsidiary has received a complaint regarding the Company's or any Subsidiary's collection, use or disclosure of personally identifiable information.
    Environmental Matters.
      As used in this Agreement, the following terms shall have the meanings indicated below:
        "Environmental and Safety Laws" shall mean any federal, national, foreign, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.
        "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.
        "Property" shall mean all real property leased or owned by the Company or any Subsidiary either currently or in the past.
        "Facilities" shall mean all buildings and improvements on the Property.
      (i) All Hazardous Materials and wastes of the Company or any Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) neither the Company nor any Subsidiary has received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no notices or Legal Proceedings are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary is a potentially responsible party under any Environmental and Safety Laws arising out of events occurring prior to the Closing Date; (v) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; and (vi) the Facilities and the Company's and the Subsidiaries' uses and activities therein have at all times materially complied with all Environmental and Safety Laws.
    Taxes.
      Each of the Company, each Subsidiary and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, has timely filed all returns, reports, estimates and information statements relating to Taxes, including any certificate, schedule or attachment thereto, and including any amendment thereof (the "Returns") required to be filed by them or has timely and permissibly extended the time for the filing of such Returns. All such Returns are true, complete and correct in all material respects. Each of the Company and its Subsidiaries has paid when due all Taxes required to be paid (whether or not shown on any Return), have made all necessary estimated Tax payments, and has no Liability for Taxes in excess of the amount so paid, except to the extent Liability for Taxes is accrued on or adequate reserves have been established in the Financial Statements. The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date (the "Balance Sheet Date Tax Liabilities"). The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date (the "Pre-Closing Tax Liabilities"). No deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company or any of its Subsidiaries that have not been settled or paid. No Return of the Company or any of its Subsidiaries has ever been audited by any Tax Authority, no such audit is in progress and neither the Company nor any Subsidiary has been notified of any request for such an audit or other examination. No adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax Authority to the Company or any of its Subsidiaries (or any of their respective representatives thereof). There is not in effect any waiver by the Company or any of its Subsidiaries of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Return which has not been filed, and neither the Company nor any of its Subsidiaries has consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any Tax authority. Neither the Company nor any of its Subsidiaries is a party to, and does not owe any amount under, any Tax-sharing or allocation agreement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group of which the common parent was the Company) and has no Liability for the Taxes of any Person (other than the Company and its Subsidiaries) as a transferee or successor, by contract or otherwise. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. Each of the Company and its Subsidiaries has materially complied with all rulings, consents, notices and clearances of any Tax Authority and there is no unresolved correspondence or dispute with any Tax Authority.
      To the best knowledge of the Selling Shareholders, Taxes (including stamp duty) payable on all documents and transactions to which the Company is a party or the Company has an interest in enforcing, have been paid.
      (Stamp duty) All documents required to be created by the Company under a law relating to stamp duty or a Tax of a similar nature, have been created and have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws. All documents which are liable to stamp duty or a Tax of a similar nature, or necessary to establish the title of the Company to an asset, have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws. The change in ownership of the Company will not trigger any liability to stamp duty or a Tax of a similar nature in relation to any transactions that occurred prior to the Closing Date.
      (Losses) Nothing has occurred to deny, disallow or limit the Company a Tax deduction under applicable Australian tax law in respect of any: (i) current year Tax losses; (ii) carry forward Tax losses under any Tax law, as at the date of last Financial Statement (being December 31, 2009); and (iii) Tax losses incurred between the date of last Financial Statement (being December 31, 2009) and the Closing Date, other than the entry into this Agreement or the transfer of Company Shares as contemplated by this Agreement. Nothing has occurred to deny or disallow a Tax deduction in respect of any prior year Tax losses allowed or claimed under any Tax law prior to the Closing Date.
      (Dividends) The Company:
        has not made a frankable distribution (as defined in section 202-40 of the Income Tax Assessment Act 1997 (Cth) ("1997 Tax Act") in breach of the benchmark rule (as defined in section 203-25 of the 1997 Tax Act);
        has not made a linked distribution (as defined in section 204-15 of the 1997 Tax Act);
        has not issued tax exempt bonus shares (as defined in section 204-25 of the 1997 Tax Act);
        has not streamed a distribution within the meaning of section 204-30 of the 1997 Tax Act;
        has not notified, and is not required to notify, the Commissioner about variances in its benchmark franking percentage under section 204-75 of the 1997 Tax Act;
        is not liable, and will not be liable at or before Completion, to pay franking deficit tax imposed by the New Business Tax System (Franking Deficit Tax) Act 2002 (Cth) in accordance with section 205-45 of the 1997 Tax Act;
        is not liable, and will not be liable at or before Completion, to pay over-franking tax imposed by the New Business Tax System (Over-franking Tax) Act 2002 (Cth) in accordance with section 203-50 of the 1997 Tax Act;
        does not reasonably expect to have a franking deficit at the Closing Date;
        does not reasonably expect to receive a refund of Tax within three months of the Closing Date; and
        is not a former exempting company.
      (Rollover relief, and pre-CGT assets and change of ownership) No asset of the Company has been the subject of:
        a claim for rollover relief under Part IIIA of the Income Tax Assessment Act 1936 (Cth) ("1936 Tax Act") or Subdivision 126-B of the 1997 Tax Act in circumstances where there might be an application of either section 160ZZOA of the 1936 Tax Act or Subdivision 104-J of the 1997 Tax Act; or
        the operation of Division 20 of Part IIIA of the 1936 Tax Act or Division 149 of the 1997 Tax Act.

      The sale of the Shares will not result in the application of Subdivision 104-J of the 1997 Tax Act to the Company.

      (Research and development) All deductions for research and development expenditure, as allowed under the 1936 Tax Act, made by the Company in any Tax return, or to be made by the Company in a Tax return, are supported by:
        registration with the Industry Research and Development Board within the required statutory requirements on companies making such claims;
        the maintenance of an annual register with the Industry Research and Development Board within the required statutory requirements on companies making such claims; and
        approvals by the Industry Research and Development Board within the required statutory requirements on companies making such claims.
      (Share capital account) The Company does not have a tainted share capital account within the meaning of Division 197 of the 1997 Tax Act and the Company has not taken any action that might cause the Company's share capital account to become a tainted share capital account, nor has an election been made at any time to untaint the Company's share capital account.
      (Future Income Tax Benefit) No event has occurred which has prevented or could prevent the Company from obtaining the benefit of any future income tax benefit provided for in the Financial Statements.
      (Debt Forgiveness) No debt owed by the Company has been, or has been agreed to be, released, waived, forgiven or otherwise extinguished by a person which would attract the operation of Division 245 of Schedule 2C of the 1936 Tax Act.
      (GST) The Company is not a party to any contract, deed, arrangement or understanding in respect of which it is or will become liable to pay GST without being entitled to increase the consideration payable under the contract, deed, arrangement or understanding or otherwise seek reimbursement so that the Company retains the amount it would have retained but for the imposition of GST.

      The Company:

        is registered for GST under the GST law;
        has materially complied in all respects with the GST law; and
        is not in default of any obligation to make any payment or return (including any Business Activity Statement) or notification under the GST law.

    The Company has not engaged in any avoidance scheme for the purposes of section 165-5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

    The Company has not entered into any contract, deed, arrangement or understanding which will make it exceed the financial acquisitions threshold.

    The Company has established internal procedures and systems necessary to ensure that its billing, accounts receivable and general ledger functions accurately capture and account for GST.

    All information has been given necessary to ensure that any payment by an insurer under an insurance policy in which the Company has an interest is not treated as consideration for a supply.

    Unless otherwise defined in this agreement, words or expressions used in this Section 2.12(k) have the same meaning as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

    The Company has correctly in all material respects and on a timely basis returned GST due and payable on all taxable supplies and has no outstanding GST liabilities not adequately reserved against on the Financial Statements except for GST liabilities arising in the existing course of business subsequent to the Company Balance Sheet Date.

    The Company has correctly claimed input tax credits on all material creditable acquisitions and has held valid tax invoices in each relevant tax period in which the input tax credits were claimed and continues to hold those tax invoices as required by law.

    The Company has not been paid any amount on account of, or in respect of, GST by any entity which it was not contractually entitled to be paid.

    Employee Benefit Plans and Employee Matters.
      Schedule 2.13(a) of the Disclosure Letter lists, with respect to the Company and its Subsidiaries, (i) all "employee benefit plans," (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any of its Subsidiaries of greater than $500 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or such Subsidiary (all of the foregoing described in clauses (i) through (vi), collectively, the "Company Employee Plans"). Correct and complete copies of all material documentation relating to the Company Employee Plans have been provided to Acquirer prior to the Agreement Date, including, without limitation, (i) the last three (3) Form 5500s prepared and filed for each Company Employee Plan established and maintained for TIG, Inc. (including all schedules and attachments, together with any applicable Form 5558 (Extension of Time to File)), and (ii) copies of all coverage and nondiscrimination tests applicable to each Company Employee Plan for the last three (3) plan years, as and if applicable.
      Each Company Employee Plan is in compliance with its terms and the provisions of the Legal Requirements (including without limitation the provisions of ERISA and the Code with respect to TIG, Inc.) of each jurisdiction in which such Company Employee Plan is maintained, to the extent those Legal Requirements are applicable to such Company Employee Plan, (i) there are no pending investigations by any governmental body involving such Company Employee Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Company Employee Plan), suits or proceedings against such Company Employee Plan or asserting any rights or claims to benefits under such Company Employee Plan, (ii) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Company Employee Plan, and (iii) except as required by applicable Legal Requirements, no condition exists that would prevent the Company from terminating or amending any Company Employee Plan at any time for any reason in accordance with the terms of each such Company Employee Plan without the payment of any fees, costs or expenses (other than the payment of benefits under such Company Employee Plans and any normal and reasonable expenses typically incurred in a termination event). All governmental agency filings required to be made on behalf of all Company Employee Plans have been timely executed and filed.
      With respect to any Company Employee Plan established, maintained or sponsored by or on behalf of TIG, Inc., (i) none of such Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or similar state law and TIG, Inc. has complied, and the Company has caused TIG, Inc. to comply, with the requirements of COBRA, (ii) there has been no "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any such Company Employee Plans, (iii) neither the Company nor current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, and (iv) neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA or any "multiple employer plan" as such term is defined in Section 413(c) of the Code.
      Each of the Company and its Subsidiaries is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices and is not engaged in any unfair labor practice. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Company and its Subsidiaries has maintained adequate up-to-date records regarding the service of its employees and has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There is no litigation or controversies pending or, to the knowledge of the Selling Shareholders, threatened, between the Company or any of its Subsidiaries and any of its respective employees or any trade union or other organization formed for a similar purpose or any other employee representative(s), which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or governmental investigation and, to the knowledge of the Selling Shareholders, there are no circumstances which are likely to give rise to such litigation or controversies.
      With respect to each Company Employee Plan, appropriate and adequate arrangements have been put in place to ensure that all requirements in relation to the deduction of income tax and social security contributions at source, including making such deductions as are required by law and duly accounting to the relevant Tax Authority for all such sums so deducted, are properly complied with in respect to any outstanding options or awards granted under such Company Employee Plan.
      There is no issue (including the expiry of any award, enterprise agreement or other instrument made or approved under law) which may lead to industrial action by employees or any industrial organization of employees which may reasonably be expected to disrupt the business of the Company or cause it to incur material financial expenditure.
      Schedule 2.13(g) of the Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. True, up-to-date and complete copies of a representative sample of the contracts of employment between the Company and its Subsidiaries and each category of its employees has been disclosed to the Acquirer and are set forth in Schedule 2.13(g), together with copies of all consultancy agreements, secondment agreements, agreements relating to contract or agency staff, or other similar agreements or arrangements currently in force to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet, (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(g) of the Disclosure Letter, or (iii) as required by applicable law. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract or staff association agreement, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Selling Shareholders, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. Neither the Company, any Subsidiary of the Company, nor to the knowledge of the Selling Shareholders any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the Business.
      To the knowledge of the Selling Shareholders, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(h) of the Disclosure Letter, no employee of the Company or any of its Subsidiaries has given notice to the Company or such Subsidiary or is under a notice of dismissal, nor does the Company or such Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or such Subsidiary. The employment of the employees of the Company or any of its Subsidiaries is "at will", except for those employees employed outside the U.S., and neither the Company nor any of its Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Schedule 2.13(h) of the Disclosure Letter or except as required under applicable Legal Requirements outside the U.S. As of the date hereof, other than the Offer Letters, neither the Company nor any of its Subsidiaries (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company or such Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any of its Subsidiaries of any terms or conditions of employment with Acquirer following the Closing Date.
      Schedule 2.13(h)(i) of the Disclosure Letter sets forth a true, correct and complete list of the names, positions, rates of compensation and pensions of all officers, directors, and employees of the Company and its Subsidiaries, showing each such person's name, name of employing company, date of birth, position, annual base salary, notice period (if any), date of commencement of employment and details of any other emoluments (in whatever form, including non-cash benefits) other than those created under Company Employee Plans or as otherwise required by applicable Legal Requirements. There are no employees who work in the business carried on by the Company than the employees set out in Schedule 2.13(h)(i) of the Disclosure Letter. Schedule 2.13(h)(ii) of the Disclosure Letter sets forth the names of all employees who have entered into employment arrangements that differ materially from the standard form of employment agreement or arrangement used by the Company and provided to Acquirer.
      Neither the Company nor any Subsidiary received any notices, prosecutions or fines in respect of any breach or alleged breach of occupational health and safety laws or standards within the three (3) years prior to the Agreement Date.
      Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any material payment or benefit (including severance, unemployment compensation, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
      All employees of the Company or any of its Subsidiaries whose employment is governed by an industrial award are paid not less than the relevant award terms.
      Within a period of one year prior to the date of this Agreement: (i) no change has been made in the terms of employment or engagement of any employee of the Company or any of its Subsidiaries other than in the ordinary course of business and no such change, and no negotiation or request for such changes is due or expected within twelve (12) months from the Agreement Date; and (ii) neither the Company nor any of its Subsidiaries had any arrangements planned or in progress for dismissing any of its employees by reason of redundancy or business reorganization or has started consultations with any trade union or other employee representatives in relation to any proposed redundancies.
    Superannuation.
      As used in this Section 2.14, the term "Superannuation Arrangement" means any fund, plan, scheme, agreement or arrangement under which superannuation benefits, retirement benefits, life assurance benefits, death or disability benefits, pensions, annuities or other forms of superannuation allowances, gratuities or benefits are or may be provided to or in respect of any present or former employees of the Company or their respective dependants.
      The Company currently makes employer contributions to the externally administered funds on behalf of each of the employees of the Company at not less than the relevant statutory rate per annum of their respective superannuation salaries in accordance with the Superannuation Guarantee (Administration) Act 1992 and other associated Acts and Regulations.
      Except for their commitment to contribute to the externally administered funds, the Company does not contribute to, or have any obligation, liability or duty to make any payment to any person in respect of any Superannuation Arrangements.
      The Company has complied with all of its obligations, duties and liabilities under all of its Superannuation Arrangements.
      The Company is up to date with all payments that have fallen due in relation to its employer superannuation contributions.
    Interested Party Transactions. None of the officers and directors of the Company or any Subsidiary and none of the employees or shareholders of the Company or any Subsidiary, nor any immediate family member of an officer, director, employee or shareholder of the Company or any Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that does business with, or has any contractual arrangement with, the Company or any Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded and except for normal compensation for services as an officer, director or employee thereof). None of said officers, directors, employees, shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of shareholders under applicable Legal Requirements or the employment or other service terms among the Company and the Selling Shareholders.
    Insurance. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 2.16 of the Disclosure Letter, including all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.16 of the Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as well all material claims made under such policies and bonds during the last three fiscal years. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and each of the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and there is no threatened termination of, or material premium increase with respect to, any of such policies.
    Books and Records. The minute books of the Company and each Subsidiary provided to Acquirer contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company and its respective Subsidiaries through the date of this Agreement. The Records, as far as necessary, have been prepared in accordance with the applicable requirements of the Corporations Act and other applicable Legal Requirements, and, with respect to accounts, the historical accounting practices of the Company.
    Material Contracts.
      Except for this Agreement and the Contracts specifically identified in Schedule 2.18 of the Disclosure Letter, neither the Company nor any Subsidiary is a party or bound by any of the following Contracts (each a "Material Contract"):
        any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer's representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Products (each a "Reseller Agreement");
        any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements, Data Licenses and Contracts listed in Schedule 2.18(a)(x) or (xi) of the Disclosure Letter;
        any Contract that expires or may be renewed at the option of any Person other than the Company or any Subsidiary so as to expire more than one year after the date of this Agreement other than a Contract which is terminable for any reason by the Company or any Subsidiary within one year after the date of this Agreement and other than Standard Inbound IP Agreements, Standard Outbound IP Agreements, Data Licenses and Contracts listed in Schedule 2.18(a)(x) or (xi) of the Disclosure Letter and standard "click-through" customer contracts in the ordinary course of business;
        any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with the historical accounting practices of the Company;
        any Contract providing for capital expenditures in excess of $5,000 in the aggregate;
        any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $5,000 per annum;
        any Contract of guarantee, indemnification, assumption or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than Intellectual Property Rights and other indemnities granted by the Company or any Subsidiary under Standard Inbound IP Agreements and Standard Outbound IP Agreements;
        other than Standard Outbound IP Agreements and Data Licenses, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;
        other than Standard Inbound IP Agreements, Data Licenses and Reseller Agreements, all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary acquired or is granted any rights to Third Party Intellectual Property;
        any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, other than Data Licenses or employee invention assignment agreements and consulting agreements with Authors on the Company's standard form of agreement, copies of which have been provided to Acquirer's counsel;
        any Contracts relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;
        (A) any joint venture Contract, (B) other than Reseller Agreements, any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $5,000 per annum;
        any Company Product warranty, other than standard warranties of Company or any Subsidiary included in the packaging of Company Products and warranties granted under Standard Outbound IP Agreements and Contracts listed in Schedule 2.18(a)(x) of the Disclosure Letter;
        other than Standard Outbound Contracts, any Contract under which the Company or any Subsidiary provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party, other than standard technical support services for Company Products;
        any Contract with any investment banker, broker, advisor or similar party retained by the Company, in connection with this Agreement and the transactions contemplated hereby;
        any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or material assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;
        any Contract with any Governmental Entity, or any Contract with a government prime contractor or higher-tier government subcontractor other than for the use of Company Products (each a "Government Contract");
        other than Standard NDAs or as incident to any Contract with any customer in any form, any confidentiality, secrecy or non-disclosure Contract;
        any settlement agreement for which performance remains due; or
        any other Contract or obligation not listed in clauses (i) through (xix) that individually had or has a value or payment obligation in excess of $5,000 over the life of the Contract or is otherwise material to the Company or any Subsidiary or their respective businesses, operations, financial condition, properties or assets.
      All Material Contracts are in written form. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the Company's knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, or (C) the right to cancel, terminate or modify any Material Contract that is material to the business of the Company or any Subsidiary or any of their respective assets and properties. Correct and complete copies of all Material Contracts have been provided to Acquirer prior to the Agreement Date.
    Accounts Receivable and Payable.
      The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against the counterparties thereto for sales and other charges, and have been collected or are reasonably believed to be collectible in the book amounts thereof. Allowances for doubtful accounts and warranty returns have been prepared in accordance with the historical accounting practices of the Company consistently applied and are in accordance with the Company's past practices and are reasonably believed to be sufficient to provide for any losses which may be sustained on realization of the receivables. Schedule 2.19 of the Disclosure Letter sets forth an accurate aging of the Company's accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns.
      All accounts payable and notes payable of the Company arose in the ordinary course of business, consistent with past practices in bona fide arms' length transactions and no such account payable or note payable is delinquent by more than sixty (60) days in its payment. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.
    Transaction Fees. As of the Closing, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Purchase or any other transaction contemplated by this Agreement, other than the fees and expenses payable to the accounting, tax, and legal advisors of the Company.
    Title to Shares.
      Such Selling Shareholder has, and upon Closing will have, valid and marketable title to the Company Shares set forth opposite such Selling Shareholder's name as set out in the signature pages hereto or as set forth in the Spreadsheet, free and clear of all Encumbrances, or other defects of title.
      Except for the Company Shares set forth opposite such Selling Shareholder's name as set out in Schedule A hereto, such Selling Shareholder does not own, nor has any rights to acquire, any Company Shares.
      No:
        meeting has been convened, resolution proposed, petition presented or order made for the winding up of any Selling Shareholder; or
        receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any assets of any Selling Shareholder.
      Each Selling Shareholder:
        is not insolvent within the meaning of section 95 of the Corporations Act;
        has not stopped paying its debts as and when they fall due; and
        is not subject to voluntary administration under Part 5.3A of the Corporations Act.
      As at the Closing Date, each Selling Shareholder will be the registered holder and will have the power and authority to dispose of all legal interests in the Company Shares registered in its, his or her name free from all Encumbrances.
    Authority.
      Such Selling Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by such Selling Shareholder or the board of directors or similar governing body of such Selling Shareholder, as the case may be. This Agreement has been duly executed and delivered by such Selling Shareholder and constitutes the valid and binding obligation of such Selling Shareholder enforceable against such Selling Shareholder in accordance with its terms.
      The execution and delivery of this Agreement by such Selling Shareholder does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance in respect of any of the Company Shares owned or held by such Selling Shareholder, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Articles of Association or Bylaws or other equivalent organizational or governing documents of such Selling Shareholder, if applicable, in each case as amended to date, or (B) any Legal Requirements applicable to such Selling Shareholder.
      No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Selling Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to such Selling Shareholder's ability to consummate the Share Purchase or to perform its obligations under this Agreement.
    Access to Information. At no time was such Selling Shareholder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Share Purchase. Such Selling Shareholder is aware of the business affairs and financial condition of the Company and Acquirer and has acquired sufficient information about the Company, Acquirer and the Share Purchase to reach an informed and knowledgeable decision to sell the Company Shares to, and to acquire the shares of Acquirer Common Stock from, Acquirer. Such Selling Shareholder hereby represents that it has had an opportunity to ask questions and receive answers from the Company and Acquirer regarding the business, properties, prospects and financial condition of the Company and Acquirer.
    Privacy.
      As used in this Agreement, the following terms shall have the meanings indicated below:
        "Personal Information" means "personal information" (as defined in the Privacy Act 1988 (Cth) held by the Company.
        "Privacy Law" means:
          the Privacy Act 1988 (Cth);
          the National Privacy Principles contained in Schedule 3 to the Privacy Act 1988 (Cth) or an approved privacy code (as defined in the Privacy Act 1988 (Cth)) that applies to the Company; and;
          another statute, regulation or law in Australia or elsewhere relating to the protection of Personal Information that the Company must observe.
      Except as disclosed in the Disclosure Letter, the Company has complied in all material respects with Privacy Law in relation to Personal Information.
      The performance by the Selling Shareholders of this Agreement and the transfer of Personal Information to the Acquirer in connection with, or contemplated by, this Agreement will not breach Privacy Law.
      No individual has made a material claim, and no grounds exist for an individual to make a material claim, for compensation from the Company for a breach of Privacy Law.
      No notice has been received by the Company from a competent authority alleging a breach of Privacy Law.
    Trade Practices. Neither the Company nor any of its officers or employees has committed or omitted to do any act or thing the commission or omission of which is a contravention of the Trade Practices Act of 1974 (Cth), the Fair Trading Act 1989 (Qld) or like legislation in any other state or territories of Australia.
    Investment Experience. Such Selling Shareholder understands that the receipt of the shares of Acquirer Common Stock involves substantial risk. Such Selling Shareholder has experience as an investor in securities of companies at Acquirer's stage and acknowledges that such Selling Shareholder is able to fend for itself, can bear the economic risk of the Selling Shareholder's investment in shares of Acquirer Common Stock and has such knowledge and experience in financial or business matters that the Selling Shareholder is capable of evaluating the merits and risks of this investment in the Acquirer Common Stock and protecting its own interests in connection with this investment.
    Accredited Investor Status. Unless otherwise expressly indicated on the signature page hereto, such Selling Shareholder is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.
    Restricted Securities. Such Selling Shareholder understands that the shares of Acquirer Common Stock are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from Acquirer in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Selling Shareholder represents that it is familiar with Rule 144 of the SEC ("Rule 144"), presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Selling Shareholder understands that Acquirer is under no obligation to register the shares of Acquirer Common Stock.
    Legends. It is understood that the certificates evidencing the shares of Acquirer Common Stock will bear the legends set forth below.

    THE SECURITIES represented hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any other jurisdictions. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. The issuer of these securities may require an opinion of counsel in form and substance REASONABLY satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the Act and any applicable state securities laws.

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE ACT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE SHARES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(k) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SHARES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.

    The legend set forth in this Section 2.29 above shall be removed by Acquirer from any certificate evidencing shares of Acquirer Common Stock either: (i) assuming a Selling Shareholder is not an Affiliate of Acquirer, upon the date that is six (6) months after the Closing Date, on which date the applicable holding period under Rule 144 shall expire, or (ii) prior to the end of the six-month period after the Closing Date, or at any time with respect to a security owned by any Selling Shareholder if such Selling Shareholder is an Affiliate of the Issuer, upon delivery to Acquirer of an opinion by counsel, reasonably satisfactory to Acquirer, either (A) that a registration statement under the Securities Act is at that time in effect with respect to the legended security or (B) that such security can be freely transferred in a public sale without such a registration statement being in effect, or (iii) as required in accordance with Section 5.13.

    Compliance with Law by Shareholders. Such Selling Shareholder has satisfied himself/herself/itself as to the full observance of the laws of the Selling Shareholder's jurisdiction in connection with the Share Purchase or any use of this Agreement, including (a) the legal requirements within the Selling Shareholder's jurisdiction for the sale of the Company Shares and the acquisition of shares of Acquirer Common Stock in exchange therefor, (b) any foreign exchange restrictions applicable to such sale and acquisition, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the Share Purchase. Such Selling Shareholder's sale of the Company Shares and acquisition of the shares of Acquirer Common Stock, and the Selling Shareholder's continued beneficial ownership of the shares of Acquirer Common Stock, will not violate any applicable securities or other laws of the Selling Shareholder's jurisdiction.
    Regulation S Representation. Such Selling Shareholder is not a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act. The offer and issuance of shares of Acquirer Common Stock to such Selling Shareholder was made in an offshore transaction (as defined in Rule 902(h) of Regulation S), no directed selling efforts (as defined in Rule 902(c) of Regulation S) were made in the United States, and such Selling Shareholder is not acquiring the Acquirer Common Stock for the account or benefit of any U.S. Person.
    Representations Complete. None of the representations or warranties made by the Selling Shareholders herein or in any exhibit or schedule hereto, including the Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

  Representations and Warranties of Acquirer

  Acquirer represents and warrants to the Company as follows:

    Organization and Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquirer and each material subsidiary is not in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws. Each material subsidiary (each, a "Material Subsidiary") of Acquirer is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation where the failure to do so would have a Material Adverse Effect on Acquirer. Acquirer and each Material Subsidiary has the corporate power to own its properties and to carry on its business as now being conducted. Acquirer and each Material Subsidiary is duly qualified to do business and in good standing as a foreign corporation in each applicable jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Acquirer and its subsidiaries, taken as a whole.
    Authority; Noncontravention.
      Acquirer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquirer. This Agreement has been duly executed and delivered by Acquirer and constitutes the valid and binding obligation of Acquirer enforceable against Acquirer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
      The execution and delivery of this Agreement by Acquirer do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Restated Certificate of Incorporation or Bylaws of Acquirer, in each case as amended to date, or (ii) any applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer's or Sub's ability to consummate the Share Purchase or to perform their respective obligations under this Agreement.
      No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquirer's ability to consummate the Share Purchase or to perform its obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.
    Capitalization. The authorized capital stock of Acquirer consists of 200,000,000 shares of Common Stock, par value $0.001 per share, of which 71,748,268 were issued and outstanding as of December 31, 2009, and 5,000,000 shares of Preferred Stock, none of which are issued and outstanding.
    Issuance of Total Share Purchase Consideration. The Total Cash Consideration and the Total Stock Consideration to be paid and issued, as the case may be, by Acquirer to the Selling Shareholders pursuant to the terms of this Agreement and the transactions contemplated by this Agreement have been duly authorized by Acquirer and, when the shares of Acquirer Common Stock issuable as Total Stock Consideration are issued and delivered in accordance with the terms of this Agreement, such shares of Acquirer Common Stock will be duly and validly issued, fully paid and nonassessable.
    SEC Filings; Financial Statements.
      Acquirer has filed or furnished all forms, reports and other documents required to be so filed or so furnished by Acquirer with the SEC since January 1, 2009 and has made available to Company such forms, reports and other documents in the form filed with or furnished to the SEC. All such required forms, reports and other documents (including those that Acquirer may file or furnish subsequent to the Agreement Date) are referred to herein as the "Acquirer SEC Reports." As of their respective dates, the Acquirer SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Acquirer SEC Reports, and (ii) did not at the time they were filed or furnished, as applicable (or if amended or superseded by a filing or furnished document, then on the date of such filing or on which such document was furnished) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed or furnished, as applicable, Acquirer SEC Report that was filed prior to the Agreement Date. As of the Agreement Date and the Closing Date, the Acquirer SEC Reports (as modified by any subsequent Acquirer SEC Report(s) filed or furnished prior to the Agreement Date or the Closing Date, as applicable) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
      Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquirer SEC Reports (the "Acquirer Financials"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of Acquirer and its Subsidiaries as at the respective dates thereof and the consolidated results of Acquirer's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments, none of which will be material. The balance sheet of Acquirer as of September 30, 2009 contained in Acquirer SEC Reports is hereinafter referred to as the "Acquirer Balance Sheet." Except as disclosed in the Acquirer Financials or in the other Acquirer SEC Reports filed or furnished to the SEC by Acquirer prior to the Agreement Date, since September 30, 2009 neither Acquirer nor any of its Subsidiaries has any Liabilities of any nature other than those liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) and which are set forth on or reflected in the Acquirer Balance Sheet, except for liabilities which are not, individually or in the aggregate, material to the business, results of operations or financial condition of Acquirer and its Subsidiaries taken as a whole, liabilities incurred since the date of the Acquirer Balance Sheet in the ordinary course of business, consistent with past practice, and liabilities incurred in connection with this Agreement.
    Absence of Certain Changes. Except as set forth in the Acquirer SEC Reports, since the date of the Acquirer Balance Sheet, Acquirer has operated its business in the ordinary course, consistent with its past practice, and since such date there has not occurred with respect to Acquirer: (a) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Effect on Acquirer; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Acquirer; (c) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquirer or any material revaluation by Acquirer of any of its material assets; or (d) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Acquirer, or any split, combination or recapitalization of the capital stock of Acquirer or any direct or indirect redemption, purchase or other acquisition of any capital stock of Acquirer or any change in any rights, preferences, privileges or restrictions of any outstanding security of Acquirer
    Capital Resources. Acquirer has sufficient capital resources to pay the Total Cash Consideration at Closing and the Additional Cash Consideration and Contingent Cash Consideration when due and payable.
    Litigation. Except as disclosed in the Acquirer SEC Reports, as of the Agreement Date, there is no litigation pending or, to Acquirer's knowledge, threatened against Acquirer, which is reasonably likely to succeed on its merits and if adversely determined would have a Material Adverse Effect on Acquirer or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.
    Interested Party Transaction. Except as described on Schedule 3.9 or as disclosed in the Acquirer SEC Reports, no executive officer, director, affiliate (as defined under Regulation C under the Securities Act) has or has had, a direct or indirect material interest in any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, to which Acquirer or any of its subsidiaries was or is to be a party, in which the amount involved exceeds One Hundred Twenty Thousand Dollars ($120,000) (exclusive of amounts in respect of compensation arrangements).

  Conduct Prior to the Closing Date

    Conduct of Business of the Company and its Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing Date:
      the Company shall, and shall cause each Subsidiary to, conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer) and in compliance with all applicable Legal Requirements;
      the Company shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell Company Products consistent with past practice as to license, service and maintenance terms, and incentive programs, and (E) preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
      the Company shall promptly notify Acquirer of any change, occurrence or event not in the ordinary course of its or any Subsidiary's business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article 6 not to be satisfied; and
      the Company shall, and shall cause each Subsidiary to, assure that each of its Material Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Share Purchase, and shall give reasonable advance notice to Acquirer prior to allowing any such Material Contract to lapse or terminate by its terms.
    Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, except as set forth on Schedule 4.2, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing Date, the Company and each Subsidiary shall not, and the Selling Shareholders shall cause the Company and each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer):
      Charter Documents. Cause or permit any amendments to its Constitution or equivalent organizational or governing documents;
      Dividends. To the extent that the Company is unable to maintain, or ensure that it will have, Company Net Working Capital of not less than $2,000,000 ("Minimum Net Working Capital") on the Closing Date, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its Ordinary Shares;
      Material Contracts. Enter into any Contract that would constitute a Material Contract (other than customer contracts in the ordinary course of business) or violate, terminate, amend, or otherwise materially modify or waive any of the material terms of any of its Material Contracts other than to satisfy obligations of the Company to the Executive Committee Members arising from the Share Purchase;
      Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Company Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of Company Shares pursuant to the exercise of Company Options that are outstanding as of the Agreement Date; and (ii) the repurchase of any Company Shares from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
      Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, other than pursuant to the Offer Letters, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);
      Loans and Investments. (A) Make any loans or advances (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice) to any Person (other than the Company's ordinary course funding to the Subsidiaries' and the Subsidiaries' providing ordinary course funding to the Company to fund operations in amounts consistent with past practices), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money, other than as among the Company and the Selling Shareholders in accordance with the instructions set forth in Schedule 1.2(c), (B) create any Subsidiaries or otherwise make any investments in or capital contributions to, any Person, or (C) incur any indebtedness for borrowed money or guarantee any such indebtedness;
      Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than under Standard Inbound IP Agreements, Standard Outbound IP Agreements, or other non-exclusive customer Contracts in the ordinary course of business consistent with past practice and policies), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company or its Subsidiaries involved in the development of the Company Products on a need to know basis, consistent with past practices);
      Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or "most favored party" rights of any type or scope with respect to any of its products, technology, Intellectual Property or business (other than any "most favored party" pricing required under any U.S. federal Government Contracts), or containing any non-competition covenants or other restrictions relating to its or Acquirer's business activities;
      Dispositions; Acquisitions. (A) Sell, lease, license or otherwise dispose of any of its properties or assets, or enter into any Contract with respect to the foregoing, other than sales and nonexclusive licenses for access to or use of Company Products in the ordinary course of business consistent with past practice, or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
      Leases. Enter into any operating lease or similar transaction;
      Payment of Obligations. Pay, discharge or satisfy any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and the Transaction Expenses, and obligations of the Company to the Executive Committee Members arising from the Share Purchase, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice;
      Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $20,000 individually or $50,000 in the aggregate;
      Insurance. Materially change the amount of any insurance coverage;
      Termination or Waiver. Cancel, release or waive any material claims or rights held by it;
      Employee Benefit Plans; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under applicable Legal Requirements, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(o) or as required by this Agreement);
      Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than (i) the Offer Letters and (ii) payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(p));
      Lawsuits; Settlements. (i) Commence a lawsuit other than for the routine collection of bills or for a breach of this Agreement, or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute for other than for cash payable in full prior to Closing;
      Accounting; Taxes. (A) Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in applicable accounting standards as concurred with its independent accountants and after notice to Acquirer, (B) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing or similar agreement or closing agreement, or (C) settle any claim or assessment in respect of Taxes (other than such claims or assessments which are not material in amount), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions other than in accordance with intercompany agreements existing as of the Agreement Date giving rise to deferred gain or loss of any kind;
      Property. Enter into any agreement for the purchase, sale or lease of any real property, or place or allow the creation of any Encumbrance (other than Permitted Encumbrances) on any of its properties;
      Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;
      Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or shareholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.18 of the Disclosure Letter other than to satisfy the obligations of the Company to the Executive Committee Members arising from the Share Purchase as described in Schedule 2.2(b) of the Disclosure Letter; and
      Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (u) in this Section 4.2, or any action which would reasonably be expected to make any of the Selling Shareholders' representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Selling Shareholders from performing or cause the Selling Shareholders not to perform one or more covenants required hereunder to be performed by the Selling Shareholders (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

  Additional Agreements

    No Solicitation.
      From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article 8, the Selling Shareholders and the Company will not and will not authorize or permit any of its or their respective representatives, directors, affiliates, shareholders or employees or any investment banker, attorney or other advisor or representative retained by it (all of the foregoing collectively being the "Company Shareholder Representatives") to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, or facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) enter into any other transaction or series of transactions not in the ordinary course of the Company's business, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Share Purchase other than as expressly permitted by the terms of this Agreement. If any Company Shareholder Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.1 not to authorize or permit such Company Shareholder Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.1.

      "Acquisition Proposal" shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or any of its Subsidiaries, or from the Selling Shareholders, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property except as otherwise expressly permitted or contemplated by this Agreement or as set forth in Schedule 5.1(a).

      "Group" shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

      The Company shall immediately (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company and/or any Subsidiary (or, to the knowledge of the Selling Shareholders, by any of the Company Shareholder Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary by any Person or Persons other than Acquirer which could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.
    Confidentiality; Public Disclosure.
      The parties hereto acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement dated March 18, 2009, as amended September 22, 2009 (the "Confidentiality Agreement") which shall continue in full force and effect in accordance with its terms. The Shareholders' Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Shareholders' Agent were a party thereto.
      The Company shall not issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company. Notwithstanding anything herein or in the Confidentiality Agreement, Acquirer and the Company shall mutually agree on the content of the press release announcing the Share Purchase and thereafter Acquirer may make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquirer may determine is reasonably appropriate.
    Regulatory Approvals. The Company shall, and shall cause each Subsidiary to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required or which Acquirer may reasonably request in connection with the consummation of the Share Purchase and the other transactions contemplated by this Agreement which if not made could reasonably be expected to result in a material Liability to the Company or any Subsidiary or their respective business, assets and properties or would prevent the consummation of the Share Purchase and the transactions contemplated thereby. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquirer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.
    Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or reasonably desirable for effecting completely the consummation of the Share Purchase and the other transactions contemplated hereby.
    Notices. The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable government authority under applicable Legal Requirements in connection with the transactions contemplated by this Agreement where the failure to give any such notice could reasonably be expected to be material to the Company or any Subsidiary or their respective business, assets or properties or result in a material Liability.
    Litigation. The Company will (i) notify Acquirer in writing promptly after learning of any Legal Proceeding initiated by or against it or any of its Subsidiaries, or known by the Company to be threatened against the Company or any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such (a "New Litigation Claim"), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.
    Access to Information. During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall afford Acquirer and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company's and each of its Subsidiaries' properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as Acquirer may reasonably request.
    Expenses. Except as provided in Section 8.2, whether or not the Share Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.

    Tax Matters.

      Acquirer, the Selling Shareholders and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding.
      Each Selling Shareholder further agrees, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
      Acquirer shall prepare and file any of Company's Tax Returns required to be filed which is due to be filed after the Closing Date that are inclusive of any period of time that is prior to the Closing Date, and Acquirer shall permit the Shareholders' Agent to review and comment upon the Tax Return prior to filing; provided that (i) the Selling Shareholders shall cause the Company to file the Tax Return for TIG for the period ending December 31, 2009 and the Tax Return for the Company's Subsidiary based in the United Kingdom for the period ending April 30, 2010 and (ii) that the Selling Shareholders shall cause the Company to file or shall have the right and responsibility to file the Tax Return for the Company for the period ending June 30, 2010 at a reasonable cost to Acquirer (to be paid or reimbursed by Acquirer upon reasonable documentation evidencing the reasonable costs and expenses incurred in connection with such June 30, 2010 Tax Return for the Company in Australia); provided, however, that with respect to such tax return for the Company for the period ending June 30, 2010 the Selling Shareholders shall permit Acquirer to review and comment upon such Tax Return prior to filing and subject to the consent of Acquirer to file such Tax Return, which consent will not be unreasonably withheld. With respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period") the Taxes of the Company attributable to the portion through the end of the day of the Closing Date (the "Pre-Closing Tax Period") shall be (A) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period, and the denominator of which is the total number of days in such Straddle Period, and (B) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Tax Period if such Pre-Closing Tax Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.
      Acquirer shall not file any amended Tax return with respect to any Pre-Closing Tax Period or make any changes in the Company's tax policy (including, without limitation, any accounting method change or any tax election) on behalf of Company specifically designed to affect, or that would reasonably be expected to affect, the recognition of revenue or expenses with respect to Taxes for any Pre-Closing Tax Period in any applicable jurisdiction prior to obtaining the written consent of Shareholders' Agent which consent shall not be unreasonably withheld, conditioned or delayed.
    Audited Financial Statements. Selling Shareholders will cooperate with, and will cause the Company to cooperate with, Acquirer in connection with the audit of its financial statements of the Company for the fiscal year ended December 31, 2009 by an independent accounting or audit firm of recognized standing selected by Acquirer, subject to Selling Shareholders' consent not to be unreasonably withheld, conditioned or delayed, which financial statements can be filed with the SEC consistent with the Company's Financial Statements and completed within four (4) months after the Agreement Date (the "Audited Financial Statements"). The fees, costs and expenses incurred in connection with the preparation of the Audited Financial Statements by such accounting or auditing firm shall be paid by the Company.
    Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans that are "employee benefit plans" within the meaning of Section 3(3) of ERISA including any Company Employee Plans intended to include an arrangement under Section 401(k) of the Code (unless Acquirer provides written notice to the Company no later than two (2) Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Acquirer provides such written notice to the Company, no later than two (2) Business Days prior to the Closing Date, the Company shall provide Acquirer with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to review and approval of Acquirer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company's 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer no later than ten (10) Business Days prior to the Closing Date.
    Rule 144 Compliance; Remedy for Failure to Comply.
      After the expiration of any applicable Limitation Period, including, without limitation, any Additional Limitation Period, Acquirer shall, if compliance with Rule 144(c) is required in order to transfer any securities comprising the Total Stock Consideration pursuant to Rule 144: (a) at all times remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (b) file with or furnish to the SEC, all forms, reports and other documents required to meet the requirements of Rule 144(c); (c) submit electronically and post on its corporate Web site, if any, every Interactive Data File (as defined in Rule 11 of SEC Regulation S-T) required to be so submitted and so posted pursuant to Rule 405 of SEC Regulation S-T.
      Promptly upon request by any Selling Shareholder, Acquirer shall, if compliance with Rule 144(c) is required in order to transfer any securities comprising the Total Stock Consideration pursuant to Rule 144, execute any written statement, in a form reasonably acceptable to such Selling Shareholder, to the effect that Acquirer has complied with the reporting, submission or posting requirements set forth in Rule 144(c) under the Securities Act.
      If on any Business Day after the expiration of any applicable Limitation Period including without limitation any Additional Limitation Period, any Selling Shareholder desires to sell, transfer or otherwise dispose of any shares of securities comprising Total Stock Consideration and, on such Business Day, compliance with Rule 144 is desired by such Selling Shareholder but Rule 144 is "not available" (as defined in Section 5.12(d)) for such sale, transfer or other disposition, then, on such Business Day (each, a "Trade Date"), Acquirer shall purchase such shares for a per share price equal to the last sale price for the Acquirer Common Stock on the primary stock exchange on which the Acquirer Common Stock is traded on such Trade Date, settlement to occur "regular way" within three Business Days after such Trade Date, with the purchase price for such shares paid at such settlement in cash or by wire transfer of immediately available funds to an account designated by such Selling Shareholder, or other holder or owner, as applicable.
      For purposes of Section 5.12(c), on any Business Day, if the regular outside securities counsel of Acquirer is not willing to prepare and deliver, or does not timely prepare and deliver, a customary opinion of such counsel to the effect that the shares of Acquirer Common Stock desired to be sold by such Selling Shareholder, or other holder or owner, may properly be sold on such Business Day pursuant to Rule 144 under the Securities Act, based on customary representations by such Selling Shareholder or other holder or owner of the Acquirer Shares, at no cost to such Selling Shareholder or other holder or owner, then such Rule 144 shall be deemed to be "not available" for such sale, transfer or other disposition.
    Acceleration. (a) Upon the occurrence at any time prior to the one (1) year anniversary of the Closing Date of (i) a transaction by Acquirer resulting in the sale of all or substantially all the assets of Acquirer ("Asset Sale"); or (ii) a transaction with Acquirer resulting in the acquisition of more than 50% of the voting capital stock of Acquirer by another Person or a merger, consolidation or similar transaction in which the securityholders of Acquirer immediately prior to the consummation of such transaction own less than 50% of the voting capital stock of such Person or surviving entity immediately after the consummation of such transaction (a "Stock Sale," and together with an Asset Sale, hereinafter referred to as an "Acquisition"), any applicable Additional Limitation Period for any Selling Shareholder, shall immediately terminate. In the event that such an Acquisition is consummated and such acquiring Person or surviving entity (the "Successor") materially changes the business operations of the Company or any successor thereto owned or controlled prior to the Acquisition by Acquirer or any Affiliate with respect to the products and services provided by the Company immediately prior to such Acquisition (the "Operations"), or otherwise effects material changes in the sales, marketing, distribution and other support, resources and functions devoted or provided to the Operations then in effect which are the basis for the achievement of full or partial performance of the metrics determining payouts of the Contingent Cash Consideration, including, among other things, material changes to technical architecture, look and feel, branding, components, databases, personnel, vendors, suppliers, licensors, marketing, documentation, service level obligations, warranties, customer support, technical support, pricing, location of operations, benefits, compensation of personnel, corporate policies, hosting infrastructure, connectivity, and any announced phase-out, migration, discontinuation of development or support, for any then-existing Company Products or other similar announcement by the Successor at any time (or the Acquirer prior to consummation of the Acquisition) regarding any part or portion of the Operations, then such Acquisition shall be deemed for purposes of this Agreement to be an "Acceleration Event." Notwithstanding the generality of the foregoing, in the event that as a condition of any Acquisition either Acquirer or Successor shall be required by any Legal Requirement or any agreement between Acquirer and Successor, or Acquirer or Successor and any third party, to sell, transfer or otherwise divest the Operations, or the Operations are not conveyed or otherwise transferred to Successor as a result of any Acquisition, such Acquisition shall be deemed an Acceleration Event.

    (b) Upon the signing of any definitive agreement for any Acquisition, Acquirer shall provide notice to Shareholders' Agent of the Acquisition and the identity of the Successor, and, if known by Acquirer, the effect, if any, that Acquirer reasonably expects to occur with respect to the Operations as a result of the Acquisition during the period commencing on the date of such notice through the first anniversary of the Closing of the Share Purchase, including, if applicable, whether Acquirer reasonably considers the Acquisition to the an Acceleration Event, provided however, that Acquirer shall have no liability whatsoever to any Selling Shareholder or Executive Committee Member arising from or related to any summary or disclosure, including any statement of whether the Acquisition is an Acceleration Event.

    (c) In the event that the notice provided in Section 5.13(b) shall state that Acquirer considers the Acquisition an Acceleration Event, or if upon consummation of the Acquisition the Successor provides notice to Shareholders' Agent (on behalf of the Selling Shareholders and the Executive Committee Members) that the Acquisition is an Acceleration Event, then upon consummation of such Acceleration Event, Acquirer or Successor as applicable shall pay in full to the (i) Selling Shareholders their respective Pro Rata Share of the Additional Cash Consideration to the extent such Selling Shareholder is otherwise entitled to such payment pursuant to Section 1.4(a) and (ii) to the Selling Shareholders and the Executive Committee Members the maximum amount of such Person's portion of the Contingent Cash Consideration then unpaid notwithstanding whether or not there is any satisfaction of the conditions to the Contingent Consideration contemplated by this Agreement (collectively, the "Accelerated Payments").

    (d) If after the consummation of such Acquisition, the Selling Shareholders and the Executive Committee Members (or the Shareholders' Agent on their behalf) reasonably believe that the Acquisition is an Acceleration Event and that the Successor has not made either the Accelerated Payments or any payments of any part or portion of the Contingent Cash Consideration which the Selling Shareholders and the Executive Committee Members (or the Shareholders' Agent on their behalf) reasonably believe are due, Shareholders' Agent (on behalf of the Selling Shareholders and the Executive Committee Members) shall provide notice to Successor stating that the Acquisition is an Acceleration Event and demanding payment in full of the Acceleration Payments or of all or a specified part or portion of the Contingent Cash Consideration, as applicable. Within sixty (60) days following the date of such notice, Successor shall in its discretion make the payments so demanded or provide written notice to Shareholders' Agent (on behalf of the Selling Shareholders and the Executive Committee Members) rejecting the demand. In the event the Successor shall fail to timely provide the foregoing notice, the applicable demand provided by Shareholders' Agent shall be deemed rejected.

    (e) In the event the demand of the Shareholders' Agent contemplated by Section 5.13(d) is rejected by Successor, then the Selling Shareholders or the Executive Committee Members (or the Shareholders' Agent on their behalf) may file suit against such Successor to collect such payments so demanded, then, if the Selling Shareholders and the Executive Committee Members (or the Shareholders' Agent on their behalf) prevail in whole or in any part in such litigation, the Company or such Successor, as the case may be, shall be liable for all reasonable attorneys fees and other legal costs and expenses incurred by the Selling Shareholders or the Executive Committee Members (or the Shareholders' Agent on their behalf) in such litigation.

    Board Meeting. The Selling Shareholders will procure that the Company will convene a Board meeting on or prior to the Closing to: (a) accept the resignations of the current directors of the Company; (b) effect the appointment of the persons nominated by Acquirer to be directors of the Company; (c) approve the transfer of the Company Shares from the Selling Shareholders to Acquirer pursuant to the terms of this Agreement and entry of the details of the transfer in the share register of the Company; and (d) to finalize and accept the draft Board minutes referred to in Section 1.6(b)(iii)
    Amendment to Lease. The Company and Acquirer shall negotiate in good faith an amendment to the full cost of renting (rent escalation, outgoings, etc.) set forth in that certain Lease Agreement dated as of January 1, 2009 between the Company and Trotsky Pty Ltd for Level 2 67 Castlemaine Street, Milton Queensland, 4064, Australia, on terms to be mutually agreed, provided however, that no amendment to such lease agreement shall include any changes to the duration and termination rights.

  Conditions to the Share Purchase

    Conditions to Obligations of Each Party to Effect the Share Purchase. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:
      Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase, which makes the consummation of the Share Purchase illegal.
      Governmental Approvals. Acquirer and the Company shall have timely obtained from each Governmental Entity all material approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Share Purchase and the other transactions contemplated hereby.
    Additional Conditions to Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Selling Shareholders and may be waived by the Selling Shareholders in writing in its sole discretion without notice or Liability to any Person):
      Representations, Warranties and Covenants. The representations and warranties of Acquirer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Acquirer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
      Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.6(a).
      OEM Agreement. The OEM Agreement dated as of February 1, 2010 (the "OEM Agreement") between Acquirer and the Company shall have remained in full force and effect and no material breach thereof by Acquirer shall have occurred and be continuing thereunder.
      Receipt of Documents Necessary to Satisfy Conditions to the Obligations of Acquirer. The Company shall have received each of the agreements, instruments and other documents set forth in Section 6.3(e), as set forth below.
    Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):

      Representations, Warranties and Covenants. The representations and warranties of the Selling Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect and the representations and warranties contained in Section 2.2, which representations and warranties in each case shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Selling Shareholders shall have performed and complied and shall have caused the Company to have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Selling Shareholders and the Company at or prior to the Closing.

      Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments and other documents set forth in Section 1.6(b) and Section 1.6(c).
      Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquirer's ownership, conduct or operation of the business of the Company and/or any Subsidiary following the Closing shall be in effect nor shall there be pending or threatened any Legal Proceeding seeking any of the foregoing, or any other injunction or restraint or that would reasonably be expected to result in a Material Adverse Effect and no Legal Proceeding shall be pending or threatened seeking or that could be reasonably expected to result in the foregoing.
      No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company.
      Key Employees. Each of the Senior Executives and the Executive Committee Members (collectively referred to herein as the "Key Employees") shall have signed an Offer Letter, together with the customary form of Acquirer's Proprietary Information and Inventions Agreement referenced in Section 1.6(b)(viii), such documents shall continue to be in full force and effect as of the Closing Date, and no action shall have been taken by any of such Key Employees to rescind any such documents.  Each of the Key Employees shall have remained continuously employed with the Company or a Subsidiary or in the service of the Company from the Agreement Date through the Closing and shall not have expressed an intention in writing not to continue such individual's employment with the Acquirer or any of its Subsidiaries following the Closing.
      OEM Agreement. The OEM Agreement shall have remained in full force and effect and no material breach thereof by the Company shall have occurred and be continuing thereunder.
      Spreadsheet. The Company shall have delivered the Spreadsheet to Acquirer not less than two (2) Business Days in advance of the Closing Date.

  Restraint

    Defined Terms. As used in this Article 7, the term "engage in" means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier; and the term "Prohibited Person" means (a) each Selling Shareholder and (b) each Associate of each Selling Shareholder and each Guarantor.
    Prohibited Activities. Each Selling Shareholder (in consideration for Acquirer entering into this Agreement at the request of the Selling Shareholders and Acquirer providing the Total Share Purchase Consideration and other benefits to the Selling Shareholders, including additional contingent consideration, in exchange for the issued and outstanding Company Shares) undertakes to Acquirer that the Prohibited Persons will not:
      engage in a business or an activity that is:
        the same or similar to the Business or any material part of the Business; and
        in competition with the Business or any material part of the Business;
      solicit, canvass, approach or accept an approach from a person who was at any time during the twelve months ending on Closing a customer of the Company or the Business with a view to obtaining their custom in a business that is the same or similar to the Business and is in competition with the Business;
      interfere with the relationship between the Company or the Business and its customers, employees or suppliers;
      induce or help to induce an employee of the Company or any employee who is engaged in the Business to leave their employment.
    Duration of Prohibition

    The undertakings in Section 7.2 begin on the Closing Date and end:

      on the third anniversary of the Closing;
      on the second anniversary of the Closing;
      on the first anniversary of the Closing.
    Geographic Application of Prohibition

    The undertakings in Section 7.2 apply only if the activity prohibited by Section 7.2 occurs within occurs:

      North America, Europe, Asia and Australia;
      North America, Europe and Australia;
      North America, Asia and Australia;
      Europe, Asia and Australia;
      North America and Australia;
      Europe and Australia;
      Asia and Australia;
      Australia;
      all states in Australia except Tasmania;
      all states in Australia except Tasmania and Northern Territory;
      all states in Australia except Tasmania, Northern Territory and Australian Capital Territory;
      states of Queensland, New South Wales, Victoria and South Australia;
      states of Queensland, New South Wales and Victoria;
      states of Queensland and New South Wales;
      state of Queensland.
    Defined Terms.

  Sections 7.2, 7.3 and 7.4 have effect together as if they consisted of separate provisions, each being severable from the other. Each separate provision results from combining each undertaking in Section 7.2, with each period in Section 7.3, and combining each of those combinations with each area in Section 7.4. If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of Sections 7.2, 7.3 and 7.4.

  Termination, Amendment and Waiver

    Termination. At any time prior to the Closing, this Agreement may be terminated:
      by mutual written consent duly authorized by the Shareholders' Agent and Acquirer;
      by either Acquirer or the Shareholders' Agent, if the Closing shall not have occurred on or before the end of September 30, 2010 or 14 days following delivery of the Audited Financial Statements or such other date that Acquirer and the Shareholders' Agent may agree upon in writing (the "Termination Date"); provided, however, that the right to terminate this Agreement under this clause (b) of Section 8.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;
      by either Acquirer or the Shareholders' Agent, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Share Purchase shall have become final and nonappealable;
      by Acquirer, if (i) a Selling Shareholder shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within seven (7) Business Days after receipt by the Shareholders' Agent of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, and provided further, that no claim of breach of the representations and warranties set forth in Section 2.4(a) - (e), if any, may be made until the Audited Financial Statements are delivered to the Company and therefore promptly delivered to Acquirer by the Company, (ii) the Company or a Selling Shareholder shall have breached Section 5.1 or Section 5.2, (iii) there shall have been a Material Adverse Effect with respect to the Company other than due to the content of the Audited Financial Statements, provided, however, that nothing in this clause (iii) shall prevent Acquirer from terminating the Agreement pursuant to this Section 8.1(d)(iii) based on any underlying Effects (other than accounting-related items or disclosures concerning the internal financial controls and processes of the Company and its Subsidiaries), regardless of whether such underlying Effects were discovered or due to the delivery or preparation of the Audited Financial Statements or otherwise noted therein, or (iv) Acquirer otherwise elects to terminate the Agreement and not proceed with the Closing other than in accordance with Sections 8.1(b), 8.1(c), or 8.1(d)(i) - (iii); or
      by the Shareholders' Agent, if Acquirer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within seven (7) Business Days after receipt by Acquirer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.
    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Selling Shareholders or Acquirer, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 8.2 (Effect of Termination), Article 12 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party's representations, warranties or covenants contained herein, (c) in the event this Agreement is terminated by Acquirer pursuant to Section 8.1(d)(iv) (or by Shareholders' Agent pursuant to (and in compliance with) Section 8.1(b) provided Shareholders' Agent shall first give notice of the intent to so terminate, the conditions to closing set forth in Section 6.1 shall have been satisfied and Acquirer shall fail to satisfy its closing conditions set forth in Section 6.2 within fourteen (14) days of such notice), or if the Shareholders' Agent shall terminate this Agreement as provided in Section 8.1(e), Acquirer shall at the time of such termination promptly upon written demand therefor by the Company or the Shareholders' Agent pay $3,400,000 to the Company in immediately available funds by check or wire transfer, which amount shall be deemed liquidated damages appropriate in such circumstances and not in the nature of a penalty and Acquirer shall have no other Liability whatsoever in connection with this Agreement or the termination hereof (the "Termination Fee"), and (d) in the event this Agreement is terminated by Acquirer or the Shareholders' Agent, as the case may be, pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(d)(iii), the Company shall within three (3) Business Days thereafter make written demand for payment of (i) Transaction Expenses other than Audit Expenses paid by it through such date and Transaction Expenses other than Audit Expenses unpaid as of such date (collectively, "Non-Audit Expenses") and (ii) all amounts paid by the Company to third parties as of the Termination Date for expenses related to preparation of the Audited Financial Statements since the Agreement Date (the "Audit Expenses") and upon receipt of such demand Acquirer shall forthwith reimburse the Company for such reasonable Non-Audit Expenses not in excess of $200,000 in the aggregate and reimburse and pay such Audit Expenses, but not in excess of $500,000 for both such Non-Audit Expenses and Audit Expenses in the aggregate.
    Amendment. The parties hereto may amend this Agreement at any time prior to the Closing Date pursuant to an instrument in writing signed on behalf of each of the parties hereto, and the Shareholders' Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Shareholders' Agent.
    Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Shareholders' Agent and Acquirer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Shareholders' Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

  Escrow Fund and Indemnification

    Escrow Funds.
      At the Closing, Acquirer will withhold from the shares of Acquirer Common Stock comprising the Total Stock Consideration issuable to each Selling Shareholder in connection with the Share Purchase such Selling Shareholder's Pro Rata Share of the Escrow Shares (such aggregate amount of shares of Acquirer Common Stock being referred to herein as the "Escrow Fund"). The Escrow Fund shall be available to compensate Acquirer (on behalf of itself or any other Indemnified Person (as such term is defined in Section 9.2 below)) for Indemnifiable Damages (as such term is defined in Section 9.2 below) pursuant to the indemnification obligations of the Selling Shareholders until 11:59 p.m. California time on the date that is eighteen (18) months after the Closing Date (such earlier date, the "Escrow Release Date"). No portion (nor all) of the Escrow Fund, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by any Selling Shareholder, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Selling Shareholder, in each case prior to the disbursement of the Escrow Fund to any Selling Shareholder in accordance with Section 9.1(c) below.
      [Intentionally Omitted]
      Within five (5) Business Days following the Escrow Release, Acquirer will disburse to each Selling Shareholder such Selling Shareholder's Pro Rata Share of the Escrow Fund, less (i) that portion of the Escrow Fund previously paid to or reclaimed by Acquirer in satisfaction of claims for indemnification in accordance with Article 9 of this Agreement and (ii) that portion of the Escrow Fund necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate (as defined in Section 9.5 below) delivered to the Shareholders' Agent prior to the Escrow Release Date. Any portion of the Escrow Fund held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be disbursed to the Selling Shareholders within five (5) Business Days following resolution of such claims.
    Indemnification; Tax Indemnification.
      Subject to the limitations set forth in this Article 9, the Selling Shareholders shall severally indemnify and hold harmless Acquirer and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each of the foregoing being referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, Liabilities, damages, fees, interest, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, whether or not due to a third-party claim (collectively, "Indemnifiable Damages"), arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company in this Agreement or the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter) to be true and correct as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Closing Certificate) delivered to Acquirer pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquirer, (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iv) any inaccuracies in the Spreadsheet or the Closing Certificate, (v) the Tax Indemnity, and (vi) any unpaid Transaction Expenses.
      The Selling Shareholders shall indemnify the Acquirer and the Company ("Relevant Entities") against, and must pay to the Relevant Entity the following (referred to herein collectively as the "Tax Indemnity"):
        the amount of any Liability for any period prior to the Closing (other than the Balance Sheet Date Tax Liabilities or the Pre-Closing Tax Liabilities) in respect of Tax payable by a Relevant Entity, provided such Relevant Entity shall have first received a notice from the applicable Tax Authority stating the existence of any such Liability provided, however, that for Liabilities for the Straddle Period, no such notice shall be required; and
        such further sum as will, after payment of any Tax that is assessed or payable by the Relevant Entity on any amount payable to it under Sections 9.2(a) or 9.2(b), that leaves the Relevant Entity with the same amount as it would have been entitled to receive in the absence of any such tax assessment or payment, and each Selling Shareholder must indemnify the Relevant Entity against any such Tax payable by it on the amount payable under Sections 9.2(a) or 9.2(b), as the case may be.
      Before Acquirer makes a voluntary disclosure to any Tax Authority that would reasonably be expected to result in a Liability in respect of Tax that would give rise to a claim under Section 9.2(b), to the extent that the Tax relates to any period, or part period, up to and including the Closing, Acquirer will seek the written consent of the Shareholders' Agent before making any such voluntary disclosure.
      Acquirer must notify the Selling Shareholders within 20 Business Days if the Company or its Subsidiaries:
        receives a Tax assessment, variation, penalty, demand or other document asserting a liability for Tax that would give rise to a claim under Section 9.2(b); or
        becomes aware of a matter that would reasonably be expected to give rise to a claim under Section 9.2(b), and must give the Selling Shareholders a copy of any relevant documents it receives.
      At the request of the Selling Shareholders, Acquirer must reasonably cooperate with the Selling Shareholders before deciding to pay, dispute, settle or defend the claim for liability described in the notice issued under Section 9.2(d), including by:
        engaging attorneys, lawyers, solicitors, barristers, accountants and other advisers as the Selling Shareholders reasonably requests, at the Selling Shareholders' expense; and
        allowing the Selling Shareholders and its advisers reasonable access to all relevant financial and business records and the accounting personnel of the Company.
    Threshold; Other Limitations.
      Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim against the Escrow Fund in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of the first sentence of Section 9.2(a) (and that does not involve fraud or willful misrepresentation), unless and until a Claim Certificate (as defined below) describing Indemnifiable Damages in an aggregate amount greater than $150,000 (the "Threshold") has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive a number of shares of Acquirer Common Stock from the Escrow Fund for all Indemnifiable Damages.
      If the Share Purchase is consummated, recovery from the Escrow Fund shall constitute the sole recovery for the indemnification obligations under this Agreement for the matters listed in clauses (i), (ii) and (iii) of the first sentence of Section 9.2(a), except (i) in the case of fraud or willful misrepresentation by any Person, and (ii) any failure of any of the representations and warranties contained in Section 2.2 (Capital Structure), Sections 2.3(a) and 2.3(c) (Authority; Noncontravention), Section 2.12 (Taxes), Section 2.21 (Title to Shares), or Section 2.22 (Authority) (collectively, the "Special Representations") to be true and correct as aforesaid. In the case of any failure of any of the Special Representations to be true and correct as aforesaid, after Indemnified Persons have exhausted or made claims upon the shares of Acquirer Common Stock in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), and for all other claims, each Selling Shareholder shall be liable for such holder's Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom and with respect to Special Representations contained in Sections 2.2 (Capital Structure), 2.3(a) and 2.3(c) (Authority; Noncontravention), and 2.12 (Taxes), but shall be only severally and individually liable for the Indemnifiable Damages arising from all other Special Representations.
      For purposes of this Article 9, the value of the shares of Acquirer Common Stock comprising the Escrow Fund shall be calculated using the Average Price Per Share.
    Period for Claims Against Escrow Fund. Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the "Claims Period") against the Escrow Fund for Indemnifiable Damages shall commence, respectively, at the Closing and terminate at 11:59 p.m. California time on the Escrow Release Date (the "Escrow Period"). The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with all other claims, including (i) fraud or willful misrepresentation by the Selling Shareholders, and (ii) any failure of any of the Special Representations to be true and correct, shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations. The availability of the Escrow Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification which any Selling Shareholder may have in his or her capacity as an officer, director, employee, or agent of the Company or any of the Subsidiaries and no such Selling Shareholder will be entitled to any indemnification from the Company or any of its Subsidiaries for amounts paid for indemnification under this Article 9.
    Claims.
      Prior to the date specified in Section 12.1, Acquirer may deliver to the Shareholders' Agent a certificate signed by any officer of Acquirer (an "Claim Certificate"):
        stating that an Indemnified Person has incurred, paid, reserved or accrued, or that it reasonably believes it will incur, pay, reserve or accrue, Indemnifiable Damages;
        stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount to be incurred, paid, reserved, accrued or demanded by a third party); and
        specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

    No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person's rights hereunder, unless (and then only to the extent that) the Shareholders' Agent or the Selling Shareholders are materially prejudiced thereby. From and after the Anniversary, the Selling Shareholders will have right but not the obligation, in their sole and absolute discretion, to settle any claims by Acquirer or another applicable Indemnified Person in respect of Indemnifiable Damages in cash without the surrender of shares of Acquirer Common Stock from the Escrow Fund to compensate Acquirer or such other Indemnified Person for such Indemnifiable Damages; provided that the Selling Shareholders pay the total amount of such claim by the date specified in Section 9.6(a) below.

    Resolution of Objections to Claims.
      If the Shareholders' Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 20-day period provided in Section 9.5, then Acquirer shall reclaim a number of shares of Acquirer Common Stock from the Escrow Fund having a value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.
      If the Shareholders' Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within such 20-day period, Acquirer and the Shareholders' Agent shall attempt in good faith for 45 days after Acquirer's receipt of such written objection to resolve such objection. If Acquirer and the Shareholders' Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.
      If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquirer or the Shareholders' Agent may bring suit to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and in the event (i) Acquirer prevails in such proceeding, Acquirer shall be entitled to act in accordance with such decision and Acquirer shall reclaim a number of shares of Acquirer Common Stock from the Escrow Fund; and (ii) Acquirer does not prevail, Acquirer shall forthwith cease and desist in pursuit of such claim and abide by the decision of such trial court and otherwise comply with the applicable provisions of this Agreement concerning the use, maintenance and release of the Escrow Fund.
      Judgment upon any award rendered by the trial court may be entered in any court of competent jurisdiction. For purposes of this Section 9.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquirer shall be deemed to be the non-prevailing party unless the trial court awards Acquirer more than one-half of the amount in dispute, in which case the Selling Shareholders shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys' fees and costs, reasonably incurred in connection with such suit.
    Shareholders' Agent.
      At the Closing, Mathieu Ellerby shall be constituted and appointed as the Shareholders' Agent. For purposes of this Agreement, the term "Shareholders' Agent" shall mean the agent for and on behalf of the Selling Shareholders to: (i) execute, as Shareholders' Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Selling Shareholder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Selling Shareholder individually and not by the Shareholders' Agent); (ii) review, negotiate and agree to and authorize Acquirer to reclaim shares of Acquirer Common Stock and cash from the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article 9; (iii) object to such claims pursuant to Section 9.5; (iv) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Selling Shareholder or necessary in the judgment of the Shareholders' Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Selling Shareholders; (vi) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Selling Shareholders (other than with respect to the issuance of the Total Share Purchase Consideration less the Escrow Fund) in accordance with the terms hereof and in the manner provided herein; and (vii) take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer and its Affiliates (including without limitation, after the Closing Date, the Company) shall be entitled to rely on the appointment of Mathieu Ellerby as the Shareholders' Agent and treat such Shareholders' Agent as the duly appointed attorney-in-fact of each Selling Shareholder and has having the duties, power and authority provided for in this Section 9.7. The Selling Shareholders shall be bound by all actions taken and documents executed by the Shareholders' Agent in connection with this Article 9 except with respect to the several and individual obligations of the Selling Shareholders in relation to the Special Representations under Section 9.3(b) which shall be the sole and exclusive obligation of the affected Selling Shareholder, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Shareholders' Agent.
      The Shareholders' Agent shall not be liable to any Selling Shareholder for any act done or omitted hereunder as the Shareholders' Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Shareholders' Agent shall serve as the Shareholders' Agent without compensation; provided, that the Selling Shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders' Agent.
      Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders' Agent that is within the scope of the Shareholders' Agent's authority under Section 9.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Selling Shareholders and shall be final, binding and conclusive upon each such Selling Shareholder except with respect to the several and individual obligations of the Selling Shareholders in relation to the Special Representations under Section 9.3(b) which shall be the sole and exclusive obligation of the affected Selling Shareholder; and subject to the foregoing, each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Selling Shareholder. Acquirer, the other Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Shareholders' Agent.
    Third-Party Claims. In the event Acquirer becomes aware of a third-party claim which Acquirer in good faith believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquirer shall have the right to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquirer in connection with such defense, settlement or resolution (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer may seek indemnification pursuant to a claim made hereunder). The Shareholders' Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Shareholders' Agent, no settlement or resolution by Acquirer of any claim that gives rise to a claim against the Escrow Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Shareholders' Agent has consented to any such settlement or resolution, neither the Shareholders' Agent nor any Selling Shareholder shall have any power or authority to object under Section 9.5 or any other provision of this Article IX to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.

  Guarantors

    Guarantee and Indemnity. The Guarantors, in accordance with the following conditions, unconditionally and irrevocably:

      jointly and severally guarantee to Acquirer the due and punctual performance and observance by the Selling Shareholders of all of the obligations contained in or implied under this Agreement that must be performed and observed by the Selling Shareholders (the "Joint and Several Guaranteed Obligations"), other than in respect of the several and individual obligations of the affected Selling Shareholders for the Special Representations comprised of Sections 2.21 (Title to Shares) and 2.22 (Authority) (the guaranty obligations of the Guarantors in respect of such several and individual obligations referred to herein as the "Several Guaranteed Obligations," and together with the Joint and Several Guaranteed Obligations sometimes referred to herein collectively as the "Guaranteed Obligations");
      jointly and severally indemnify Acquirer against all Liabilities which Acquirer may now or in the future suffer or incur consequent on or arising directly or indirectly out of any breach or non-observance by the Selling Shareholders of a Joint and Several Guaranteed Obligation;
      severally guarantee to Acquirer the due and punctual performance and observance by the Selling Shareholders of all of the Several Guaranteed Obligations contained in or implied under this Agreement that must be performed and observed by the Selling Shareholders; and
      severally indemnify Acquirer against all Liabilities which Acquirer may now or in the future suffer or incur consequent on or arising directly or indirectly out of any breach or non-observance by the Selling Shareholders of a Several Guaranteed Obligation.

    Extent of Guarantee and Indemnity. The provisions of this Article 10 apply and the obligations of the Guarantors remain unaffected despite:

      an amendment of this Agreement, whether with or without the Guarantor's knowledge or consent;
      a rule of law or equity to the contrary;
      an insolvency event affecting a person or the death of a person;
      a change in the constitution, membership or partnership of a person;
      the partial performance of the Guaranteed Obligations;
      the Guaranteed Obligations not being enforceable at any time (whether by reason of a legal limitation, disability or incapacity on the part of the Selling Shareholders and whether this Agreement is void ab initio or is subsequently avoided) against the Selling Shareholders;
      Acquirer granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Selling Shareholders or the Guarantors of an obligation; or
      another thing happening that might otherwise release, discharge or affect the obligations of the Guarantors under this Agreement.

    Principal and Independent Obligation. This Article 10 is:

      a principal obligation and is not to be treated as ancillary or collateral to another right or obligation; and
      independent of and not in substitution for or affected by another security interest or guarantee or other document or agreement which Acquirer or another person may hold concerning the Guaranteed Obligations.

    Enforcement against Guarantors. Acquirer may enforce the provisions of this Article 10 against the respective Guarantors without first having to resort to another guarantee or security interest or other agreement relating to the Guaranteed Obligations.

  GST

    Interpretation. As used in this Article 11, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.
    GST Gross Up. If a party makes a supply under or in connection with this Agreement in respect of which GST is payable, the consideration for the supply but for the application of this Section 11.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.
    Reimbursements. If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with Section 11.2.
    Tax Invoice. A party need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

  General Provisions

    Survival of Representations and Warranties and Covenants. If the Share Purchase is consummated, the representations and warranties of the Selling Shareholders and Acquirer contained in this Agreement, the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is eighteen (18) months following the Closing Date; provided, however, that the Special Representations will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (if later than the expiration of eighteen (18) months following the Closing Date) for claims against the Selling Shareholders which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided, further, no right to indemnification pursuant to Article 9 in respect of any claim that is set forth in an Claim Certificate delivered to the Shareholders' Agent prior to the expiration of the Escrow Period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article 9 or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud or willful misrepresentation by the Selling Shareholders until the expiration of the applicable statute of limitations. If the Share Purchase is consummated, all covenants of the parties (including the covenants set forth in Article 4 and Article 5) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing.
    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

if to Acquirer, to:	with a copy (which shall not constitute notice) to:
SuccessFactors, Inc. 1500 Fashion Island Blvd. Suite 300 San Mateo, California 94404 Attention: Chief Financial Officer Facsimile No.: (650) 645-2099 Telephone No.: (650) 645-2000	SuccessFactors, Inc. 1500 Fashion Island Blvd. Suite 300 San Mateo, California 94404 Attention: General Counsel Facsimile No.: (650) 645-2099 Telephone No.: (650) 645-2000

    Fenwick & West LLP
    Silicon Valley Center
    801 California Street
    Mountain View, CA 94041
    Attention: Jeffrey Vetter, Esq.
    Facsimile No.: (650) 938-5200
    Telephone No.: (650) 988-8500

    Email: jvetter@fenwick.com

if to the Selling Shareholders, to:	with a copy (which shall not constitute notice) to:
At the addresses of the Selling Shareholders set forth on Schedule A

    McCullough Robertson Lawyers
    Level 11 Central Plaza Two

    66 Eagle Street

    Brisbane QLD 4000 Australia
    Attention: Mark West/Reece Walker
    Facsimile No.: (+61(0)7)3229 9949
    Telephone No.: (+61(0)7)3233 8871

    Email:mwest@mccullough.com.au;

    rwalker@mccullough.com.au

    Apatoff Peters Ebersohl, LLC

    1700 Research Blvd., Suite 220

    Rockville, Maryland 20850

    Attention: Adam S. Apatoff, Esq./Craig M. Peters, Esq.

    Facsimile No.: (301) 279-2819

    Telephone No.: (301) 315-5825

    Email: aapatoff@apatoffpeters.com

    cpeters@apatoffpeters.com

if to the Guarantors, to:	with a copy (which shall not constitute notice) to:
At the addresses of the Seniot Executives set forth on Schedule C

    Counsel to the Selling Shareholders:
    McCullough Robertson Lawyers

    Level 11 Central Plaza Two

    66 Eagle Street

    Brisbane QLD 4000 Australia
    Attention: Mark West/Reece Walker
    Facsimile No.: (+61(0)7)3229 9949
    Telephone No.: (+61(0)7)3233 8871

    Email:mwest@mccullough.com.au; rwalker@mccullough.com.au

    Apatoff Peters Ebersohl, LLC

    1700 Research Blvd., Suite 220

    Rockville, Maryland 20850

    Attention: Adam S. Apatoff, Esq./Craig M. Peters, Esq.

    Facsimile No.: (301) 279-2819

    Telephone No.: (301) 315-5825

    Email: aapatoff@apatoffpeters.com

    cpeters@apatoffpeters.com

if to the Shareholders' Agent, to:	with a copy (which shall not constitute notice) to:
Mathieu Ellerby 5 Currawang Street The Gap Brisbane QLD 4061 Australia Facsimile No.: (+61(0)7)3300 6350 Telephone No.: (+61(0)7)3300-6503

    McCullough Robertson Lawyers
    Attention: Mark West/Reece Walker

    Level 11 Central Plaza Two

    66 Eagle Street

    Brisbane QLD 4000 Australia
    Facsimile No.: (+61(0)7)3229 9949
    Telephone No.: (+61(0)7)3233 8871

    Email.:mwest@mccullough.com.au; rwalker@mccullough.com.au

    Apatoff Peters Ebersohl, LLC

    1700 Research Blvd., Suite 220

    Rockville, Maryland 20850

    Attention: Adam S. Apatoff, Esq./Craig M. Peters, Esq.

    Facsimile No.: (301) 279-2819

    Telephone No.: (301) 315-5825

    Email: aapatoff@apatoffpeters.com

    cpeters@apatoffpeters.com

    Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "provided to," "furnished to," and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms "hereof," "herein," "hereunder" and derivative or similar words refer to this entire Agreement. A reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time. A reference to time is to Brisbane, Australia time. A reference to a party is to a party to this Agreement, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes. A reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity. A reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re enactments or replacements of any of them. A word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act. If a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.
    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
    Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article 9 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of the Selling Shareholders; provided, however, that Acquirer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
    Governing Law. This Agreement is governed by the law of Queensland, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland, Australia.
    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
    Relationship. Except where this Agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.
    Waiver. A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.
    No Merger. The rights and obligations of the parties under this Agreement do not merge on completion of any transaction contemplated by this Agreement.
    Approvals And Consents. Except where this Agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Agreement.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, Acquirer, the Selling Shareholders and the Shareholders' Agent have caused this Agreement to be executed and delivered, all as of the date first written above.

ACQUIRER:

SuccessFactors, Inc.

By:	/s/ Lars Dalgaard
Name:	Lars Dalgaard
Title:	Chief Executive Officer

SELLING SHAREHOLDERS:

Trosky Pty Ltd ACN 072 911 310 as trustee for the Peter Noel Howes Family Trust No. 2 of Unit 2, 67 Castlemaine Street, Milton, Queensland 4064, Australia, as Selling Shareholder

By:	/s/ Peter Howes
Name:	Peter Howes
Title:	Chief Executive Officer

Total No./Class of Company Shares: 603,000 Ordinary Shares

Mathieu Ellerby and Anastasia Ellerby as trustees for the Tara Investments Trust both of 5 Currawang Street, The Gap, Queensland 4061, Australia, as Selling Shareholder

By:	/s/ Anastasia Ellerby
Name:	Anastasia Ellerby
Title:	Director

Total No./Class of Company Shares: 297,000 Ordinary Shares

GUARANTORS:

Peter Noel Howes, as Guarantor

By:	/s/ Peter Noel Howes

Heather Howes, as Guarantor

By:	/s/ Heather Howes

Mathieu Ellerby, as Guarantor

By:	/s/ Mathieu Ellerby

Anastasia Ellerby, as Guarantor

By:	/s/ Anastasia Ellerby

SHAREHOLDERS' AGENT:

Mathieu Ellerby, as Shareholders' Agent

By:	/s/ Mathieu Ellerby

EXHIBIT A

Definitions

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

All references to dollar amounts or figures used in this Agreement means such dollar amount or such figure in terms of U.S. dollars, unless otherwise stated.

"1936 Tax Act" shall have the meaning set forth in Section 2.12(f)(i).

"1997 Tax Act" shall have the meaning set forth in Section 2.12(e).

"401(k) Plan" shall have the meaning set forth in Section 1.6(b).

"Acceleration Event" shall have the meaning set forth in Section 5.13(a).

"Acceleration Payments" shall have the meaning set forth in Section 5.13(c).

"Acquirer" shall have the meaning set forth in the preamble.

"Acquirer Balance Sheet" shall have the meaning set forth in Section 3.5(b).

"Acquirer Financials" shall have the meaning set forth in Section 3.5(b).

"Acquirer SEC Reports" shall have the meaning set forth in Section 3.5(a).

"Acquirer Common Stock" means the Common Stock, par value $0.001 per share, of Acquirer.

"Acquisition" shall have the meaning set forth in Section 5.13(a).

"Acquisition Proposal" shall have the meaning set forth in Section 5.1(a).

"Act" shall have the meaning set forth in Section 2.29.

"Additional Cash Consideration" means $5,000,000 in the aggregate.

"Additional Limitation Period" shall have the meaning set forth in Section 1.3.

"Affiliate" has the meaning set forth in Rule 144 promulgated under the Securities Act.

"Agreement" shall have the meaning set forth in the preamble.

"Agreement Date" shall have the meaning set forth in the preamble.

"Anniversary" means the one-year anniversary of the Closing Date.

"ASIC" Australian Securities and Investments Commission.

"Associate" means, in relation to a person:

(a) an associate of the person under sections 10 to 17 of the Corporations Act;

(b) a company or trust of which the person has Control; or

(c) the spouse or child over the age of 18 of the person.

"Audit Expenses" shall have the meaning set forth in Section 5.8.

"Audited Financial Statements" shall have the meaning set forth in Section 5.10.

"Author" shall have the meaning set forth in Section 2.10(p).

"Average Price Per Share" means $16.54, subject to adjustment as provided in Section 1.7 of this Agreement.

"Balance Sheet Date Tax Liabilities" shall have the meaning set forth in Section 2.12(a).

"Board" means the collective members of the board of directors (or similar body) of the Company, and each Subsidiary, as applicable.

"Business" means the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.

"Business Day" means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in Brisbane, Australia.

"Cause" means Termination of a Senior Executive or Executive Committee Member (each, an "Executive") because of (i) any willful, material violation by such Selling Shareholder of any law or regulation applicable to the business of Acquirer, the Company or a subsidiary of Acquirer or the Company occurring within the scope of such Executive's provision of services to the Acquirer, the Company or any Subsidiary of either, (ii) such Executive's conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by such Executive of a common law fraud, (iii) such Selling Shareholder's commission of an act of personal dishonesty which involves personal profit in connection with Acquirer or any other entity having a business relationship with Acquirer, (iv) any material breach by such Executive of any provision of any agreement or understanding between the Company or Acquirer or a subsidiary of Acquirer and such Selling Shareholder regarding the terms of such Executive's service as an employee, officer, director or consultant to the Company or Acquirer or a subsidiary of Acquirer, including without limitation, the willful and continued failure or refusal of such Executive after notice by the Company or Acquirer providing not less than thirty (30) days to cure such failure or refusal, to perform the material duties required of such Executive, as an employee, officer, director or consultant of the Company or Acquirer or a subsidiary of Acquirer, other than as a result of having a disability, whether temporary or permanent, partial or total, as determined in good faith by Acquirer, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or Acquirer or a subsidiary of Acquirer and such Executive, (v) such Executive's willful and repeated disregard of the policies of the Company or Acquirer or a subsidiary of Acquirer after notice by the Company or Acquirer to such Executive so as to cause loss, damage or injury to the property, reputation or employees of the Company or Acquirer or a subsidiary of Acquirer, or (vi) any other willful and repeated misconduct by such Executive after notice by the Company or Acquirer in each such instance which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or Acquirer or a subsidiary of Acquirer. For purposes of this Agreement, termination without Cause by Acquirer shall be deemed to occur (regardless of whether such Executive's employment or service to the Company is terminated) if such Executive is required by Acquirer to relocate to a new main office or principal work site outside of the country in which such Executive's main office location or principal work site is located as of the Agreement Date.

"Claim" includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this Agreement.

"Claim Certificate" shall have the meaning set forth in Section 9.5(a).

"Claims Period" shall have the meaning set forth in Section 9.4.

"Closing" shall have the meaning set forth in Section 1.5.

"Closing Certificate" means a certificate executed by the Finance Director of the Company dated as of the Closing Date, certifying (i) the amount of any unpaid Transaction Expenses (including an itemized list of each Transaction Expense with a description of the nature of such expense and the Person to whom such expense was or is owed); and (ii) certifying the amount of Company Net Working Capital (including (A) an itemized list of each Company Debt, (B) an itemized list of the Company's consolidated total current assets, and (C) an itemized list of the Company's consolidated total current liabilities). The Closing Certificate shall include a representation of the Company, certified by the Finance Director of the Company, that such certificate includes all of the unpaid Transaction Expenses payable as of or at any time prior to, at or following the Closing Date, it being the expressed intent of the Company and Acquirer that to the maximum extent possible all such unpaid Transaction Expenses be deducted in the calculation of the Total Share Purchase Consideration and that there be no unpaid Transaction Expenses, and accurately reflects Company Net Working Capital.

"Closing Date" shall have the meaning set forth in Section 1.5.

"COBRA" shall have the meaning set forth in Section 2.13(c).

"Code" shall have the meaning set forth in Section 1.6(b)(xvi).

"Company" shall have the meaning set forth in the preamble.

"Company Authorizations" shall have the meaning set forth in Section 2.8(b).

"Company Balance Sheet" shall have the meaning set forth in Section 2.4(b).

"Company Balance Sheet Date" shall have the meaning set forth in Section 2.4(b).

"Company Debt" means indebtedness of the Company for borrowed money or guarantees by the Company of indebtedness for borrowed money.

"Company Employee Plans" shall have the meaning set forth in Section 2.13(a).

"Company Intellectual Property" shall have the meaning set forth in Section 2.10(a)(v).

"Company Intellectual Property Agreements" shall have the meaning set forth in Section 2.10(a)(vi).

"Company Net Working Capital" means (A) the Company's consolidated total current assets as of the Closing Date (as defined by and determined in accordance with historical accounting practices of the Company) less (B) the Company's consolidated total current liabilities as of the Closing Date (as defined by and determined in accordance with historical accounting practices of the Company) as of the Closing Date. For purposes of calculating Company Net Working Capital, the Company's current liabilities shall include (1) all Company Debt, (2) shall include all Liabilities for Taxes as of the Closing Date, whether or not such Liabilities for Taxes would then be due and payable, and (3) all management fees, bonuses or severance payments paid or payable by the Company to the Company's directors, employees and/or consultants in connection with the Share Purchase, whether paid or payable at or following the Closing, will be factored into such calculation unless such Liabilities are to be satisfied at Closing in accordance with the instructions set forth in Section 1.2(c) (it being understood that any cash or other current assets used to satisfy such Liabilities shall not be included in Company Net Working Capital). Company Net Working Capital shall exclude any accounts receivable due and payable from Acquirer or any Affiliate and accounts payable and other current liabilities to Acquirer or any Affiliate. With respect to Taxes and Company Debt, they shall be included whether or not they would be treated as current liabilities under the historical accounting practices of the Company.

"Company-Owned Intellectual Property" shall have the meaning set forth in Section 2.10(a)(iv).

"Company Products" shall have the meaning set forth in Section 2.10(a)(xi).

"Company Registered Intellectual Property" shall have the meaning set forth in Section 2.10(a)(vii).

"Company Shareholder Representatives" shall have the meaning set forth in Section 5.1(a).

"Company Shares" shall have the meaning set forth in the Recitals.

"Company Source Code" shall have the meaning set forth in Section 2.10(a)(xii).

"Company Voting Debt" shall have the meaning set forth in Section 2.2(c).

"Company Websites" shall have the meaning set forth in Section 2.10(y).

"Confidential Information" shall have the meaning set forth in Section 2.10(r).

"Confidentiality Agreement" shall have the meaning set forth in Section 5.2(a).

"Contingent Cash Consideration" shall have the meaning set forth in Section 1.4(b).

"Contract" means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

"Control" of a company by a person means where:

(a) the person determines the composition of the board of directors of the company;

(b) the board of directors of the company is accustomed to act in accordance with the instructions, directions or wishes of the person; or

(c) the person holds or owns (alone or with its associates or related bodies corporate):

(i) the majority of the issued shares of the company;

(ii) the majority of the issued shares of the ultimate holding company of the company; or

(iii) the majority of any securities or other rights granted by the company entitling holders to distributions based on the profits, earnings or net liquidation proceeds of the company.

"Corporations Act" means the Corporations Act 2001 (Cth).

"Data License" shall have the meaning set forth in Section 2.10(a)(ix).

"Deductions" means the sum of: (A) the amount (if any) by which Company Net Working Capital is less than Minimum Net Working Capital, (B) the amount of any Company Debt, and (C) the amount of unpaid Transaction Expenses.

"Disclosure Letter" shall have the meaning set forth in Article 2.

"Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

"engage in" shall have the meaning set forth in Section 7.1.

"Environmental and Safety Laws" shall have the meaning set forth in Section 2.11(a)(i).

"Escrow Fund" shall have the meaning set forth in Section 9.1(a).

"Escrow Period" shall have the meaning set forth in Section 9.4.

"Escrow Release Date" shall have the meaning set forth in Section 9.1(a).

"Escrow Shares" means that number of shares of Acquirer Common Stock equal to the quotient obtained by dividing (1) the product of (i) 15% multiplied by (ii) the sum of (x) the Total Cash Consideration and (y) Total Stock Consideration Value by (2) the Average Price Per Share.

"ERISA" shall have the meaning set forth in Section 1.6(b)(xvi).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Executive Committee Members" shall have the meaning set forth in Section 1.4.

"Facilities" shall have the meaning set forth in Section 2.11(a)(iv).

"Financial Statements" shall have the meaning set forth in Section 2.4(a).

"First Limitation Period" shall have the meaning set forth in Section 1.3.

"GAAP" means U.S. generally accepted accounting principles that are applicable to the circumstances of the date of determination, consistently applied.

"Government Contract" shall have the meaning set forth in Section 2.18(a)(xvii).

"Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

"Group" shall have the meaning set forth in Section 5.1(a).

"Guaranteed Obligations" shall have the meaning set forth in Section 10.1(a).

"Guarantors" shall have the meaning set forth in the preamble.

"Hazardous Materials" shall have the meaning set forth in Section 2.11(a)(ii).

"Indemnified Person," or "Indemnified Persons" has the meaning set forth in Section 9.2(a) hereto.

"Indemnifiable Damages" shall have the meaning set forth in Section 9.2(a).

"Intellectual Property" shall have the meaning set forth in Section 2.10(a)(iii).

"Intellectual Property Rights" shall have the meaning set forth in Section 2.10(a)(i).

"Joint and Several Guaranteed Obligations" shall have the meaning set forth in Section 10.1(a).

"Key Employees" shall the meaning set forth in Section 6.3(e).

"knowledge" means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (A) an individual, if used in reference to an individual or (B) with respect to any Selling Shareholder or Guarantor which is a legal entity, the officers and directors of such Selling Shareholder or Guarantor, as the case may be, referred to herein as the "Company Shareholder Representatives"). Any such individual or Company Shareholder Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of the persons employed by such Person charged with operational responsibility for such matters for such Person.

"Legal Proceeding" shall have the meaning set forth in Section 2.6.

"Legal Requirements" means any national, federal, state, local, or municipal (as applicable) law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any Subsidiary or to any of their respective assets, properties or businesses the violation of which would result in a Material Adverse Effect.

"Liabilities" means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with applicable accounting standards.

"Limitation Period(s)" shall have the meaning set forth in Section 1.3.

"Material Adverse Effect" with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an "Effect") that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably likely to, (i) be or become materially adverse in relation to the business, operations, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors); or (C) changes in applicable accounting standards of Acquirer, as applicable (provided that such changes do not affect such entity disproportionately as compared to such entity's competition); or (ii) materially impede or delay such entity's ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.

"Material Contract" shall have the meaning set forth in Section 2.18(a).

"Material Subsidiary" shall have the meaning set forth in Section 3.1.

"Minimum Net Working Capital" shall mean the amount that Company Net Working Capital may not be less than under Section 4.2(b).

"New Litigation Claim" shall have the meaning set forth in Section 5.6.

"OEM Agreement" shall have the meaning set forth in Section 6.2(c).

"Offer Letter" shall have the meaning set forth in Section 1.6(b)(viii).

"Open Source Materials" shall have the meaning set forth in Section 2.10(s).

"Operations" shall have the meaning set forth in Section 5.13.

"Ordinary Shares" means the 900,000 fully paid ordinary shares in the capital of the Company.

"Permitted Encumbrances" means: (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) security interests and other similar liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of the Business.

"Person" means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

"Personal Information" shall have the meaning set forth in Section 2.24(a)(i).

"Pre-Closing Tax Liabilities" shall have the meaning set forth in Section 2.12(a).

"Pre-Closing Tax Period" shall have the meaning set forth in Section 5.9(c).

"Privacy Law" shall have the meaning set forth in Section 2.24(a)(ii).

"Prohibited Person" shall have the meaning set forth in Section 7.1.

"Pro Rata Share" means, with respect to a particular Selling Shareholder, the number of shares of Acquirer Common Stock and the amount of cash such Selling Shareholder is entitled to receive pursuant to this Agreement with respect to the Company Shares owned by such Selling Shareholder (or would have been entitled to receive but for the operation of Section 1.2(b) providing for the delivery of additional cash by Acquirer in lieu of shares of Acquirer Common Stock) and relative to the number of shares of Acquirer Common Stock and the amount of cash all Selling Shareholders are collectively as a group entitled (or would have been entitled to receive but for the operation of Section 1.2(b) providing for the delivery of cash in lieu of shares of Acquirer Common Stock) to receive pursuant to this Agreement with respect to their Company Shares.

"Property" shall have the meaning set forth in Section 2.11(a)(iii).

"Proprietary Information and Technology" shall have the meaning set forth in Section 2.10(a)(ii).

"Relevant Entities" shall have the meaning set forth in Section 9.2(b).

"Records" means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging or relating to or used by the Company including certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

"Reseller Agreement" shall have the meaning set forth in Section 2.18(a)(i).

"Returns" shall have the meaning set forth in Section 2.12(a).

"Rule 144" shall have the meaning set forth in Section 2.28.

"SEC" means the Securities and Exchange Commission.

"Second Limitation Period" shall have the meaning set forth in Section 1.3.

"Securities Act" means the Securities Act of 1933, as amended.

"Selling Shareholders" shall have the meaning set forth in the preamble.

"Senior Executives" means each of the individuals set forth on Schedule C.

"Several Guaranteed Obligations" shall have the meaning set forth in Section 10.1(a).

"Shareholders' Agent" shall have the meaning set forth in Section 9.7(a).

"Share Purchase" shall have the meaning set forth in the Recitals.

"Special Representations" shall have the meaning set forth in Section 9.3(b).

"Spreadsheet" means a spreadsheet in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing Date: (a) the names of all the Selling Shareholders and their respective addresses and where available, any taxpayer identification numbers; (b) the number and class of Company Shares (if more than one) held by such Persons and the respective certificate numbers; (c) the Per-Share Share Purchase Consideration; (d) each Selling Shareholder's Pro Rata Share of the Total Cash Consideration and the names of all Selling Shareholders entitled to receive Fractional Cash Consideration (and the amount thereof) in lieu of shares of Acquirer Common Stock; (e) the total amount of Taxes to be withheld from the Total Share Purchase Consideration and Total Cash Consideration that each Selling Shareholder immediately prior to the Closing Date is entitled to receive; and (f) the Pro Rata Share of each Selling Shareholder and the interest in dollar terms of each Selling Shareholder in the Escrow Shares and/or the Escrow Cash, as applicable.

"Standard Inbound IP Agreements" shall have the meaning set forth in Section 2.10(a)(viii).

"Standard NDA" shall have the meaning set forth in Section 2.10(a)(viii).

"Standard Outbound IP Agreements" shall have the meaning set forth in Section 2.10(a)(ix).

"Stock Sale" shall have the meaning set forth in Section 5.13(a).

"Straddle Period" shall have the meaning set forth in Section 5.9(c).

"Subsidiary" has the meaning given to it by the Corporations Act and also means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more subsidiaries or by one or more other subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person's board of directors or other governing body.

"Successor" shall have the meaning set forth in Section 5.13.

"Superannuation Arrangement" shall have the meaning set forth in Section 2.14(a).

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a "Tax Authority"), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

"Tax Indemnity" shall have the meaning set forth in Section 9.2(b).

"Tax Return" means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

"Termination Fee" shall have the meaning set forth in Section 8.2.

"Third Limitation Period" shall have the meaning set forth in Section 1.3.

"Third Party Intellectual Property" shall have the meaning set forth in Section 2.10(a)(x).

"Threshold" shall have the meaning set forth in Section 9.3(a).

"Termination" or "Terminated" means, for purposes of employment with Acquirer or the Company with respect to a Selling Shareholder, that such Selling Shareholder has for any reason ceased to provide services as an employee, officer, director or consultant to the Company or Acquirer or a subsidiary of Acquirer. A Selling Shareholder will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by Acquirer, provided that such leave is for a period of not more than ninety (90) days (a) unless reinstatement upon the expiration of such leave is guaranteed by contract or statute, or (b) unless provided otherwise pursuant to formal policy adopted from time to time by the Acquirer's Board of Directors and issued and promulgated in writing.

"Termination Date" shall have the meaning set forth in Section 8.1(b).

"TIG, Inc." means The Infohrm Group, Inc., a Delaware corporation.

"Total Cash Consideration" means $25,500,000 minus an amount equal to 62.50% of the aggregate amount of Deductions. The Total Cash Consideration shall be increased by the amount by which Company Net Working Capital is in excess of the Minimum Net Working Capital reflected in the Closing Certificate delivered to Acquirer at the Closing, provided that the Company has been paying its accounts and trade payables and other liabilities, and collecting its accounts receivable, on a timely basis in the ordinary course of business, consistent with past practices.

"Total Share Purchase Consideration" means the sum of the Total Cash Consideration and the Total Stock Consideration.

"Total Stock Consideration" means that number of shares of Acquirer Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (A) the Total Stock Consideration Value by (B) the Average Price Per Share (rounded down to the nearest whole share).

"Total Stock Consideration Value" means $15,000,000 minus an amount equal to 37.50% of the aggregate amount of Deductions.

"Trade Date" shall have the meaning set forth in Section 5.12(c).

"Transaction Expenses" means all third party fees, costs, expenses, payments, and expenditures incurred by the Company or the Selling Shareholders in connection with the Share Purchase and this Agreement and the transactions contemplated hereby (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the fees, costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Company).

"Transferred" shall have the meaning set forth in Section 1.3.

"U.S." shall mean The United States of America.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.

OMITTED ATTACHMENTS TO THE SHARE PURCHASE AGREEMENT

The following attachments to the Share Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. SuccessFactors, Inc. hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that SuccessFactors, Inc. reserves the right to request confidential treatment for portions of any such documents.

ATTACHMENT DESCRIPTION

Schedule A Notice and Share Information for the Selling Shareholders

Schedule B Contingent Cash Consideration

Schedule C Notice Information for the Guarantors

Schedule 1.2(c) Wire Transfer Instructions of the Selling Shareholders

Schedule 1.6(b)(x) List of Contracts Requiring Consent

Schedule 1.6(b)(xv)-1 Domain Names to be Transferred

Schedule 1.6(b)(xv)-2 Domain Names to be Renewed

Schedule 3.9 Interested Party Transactions of Acquirer

Schedule 4.2(o) Employee Benefit Plans; Pay Increases

Schedule 4.2(p) Severance Arrangements

Schedule 4.2(u) Interested Party Transactions

Schedule 5.1 No Shop; Dividends